    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1999



                                                      REGISTRATION NO. 333-87453

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            SYMYX TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             8731                            77-0397908
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            SYMYX TECHNOLOGIES, INC.
                            3100 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 764-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEVEN D. GOLDBY
                            CHIEF EXECUTIVE OFFICER
                            SYMYX TECHNOLOGIES, INC.
                            3100 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 764-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               MARIO M. ROSATI, ESQ.                               STANTON D. WONG, ESQ.
           CHRISTOPHER D. MITCHELL, ESQ.                           JOHN L. DONAHUE, ESQ.
               JASON M. BRADY, ESQ.                               WILLIAM A. HINES, ESQ.
            ALEXANDER D. PHILLIPS, ESQ.                            DAWN C. STEELE, ESQ.
               PAUL G. CASTOR, ESQ.                               BLAIR M. WALTERS, ESQ.
         WILSON SONSINI GOODRICH & ROSATI                      PILLSBURY MADISON & SUTRO LLP
             PROFESSIONAL CORPORATION                               2550 HANOVER STREET
                650 PAGE MILL ROAD                              PALO ALTO, CALIFORNIA 94304
                PALO ALTO, CA 94304                                   (650) 233-4500
                  (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO           OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED            BE REGISTERED(1)         PER SHARE              PRICE(2)        REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value............       5,307,250               $14.00             $74,301,500            $20,656.00
----------------------------------------------------------------------------------------------------------------------------------
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(1) Includes 692,250 shares which the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.



(3) Of this amount, $19,182 was previously paid pursuant to Rule 457(o).


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 22, 1999


                                4,615,000 Shares

                                  [SYMYX  LOGO]

                                  Common Stock
                               ------------------


     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $12.00 and $14.00 per share. We have made application to list our common stock on The Nasdaq Stock Market's National Market under the symbol "SMMX."



     The underwriters have an option to purchase a maximum of 692,250 additional shares to cover over-allotments of shares.



     At our request, the underwriters have reserved up to 923,000 shares of common stock for sale at the initial public offering price to employees, directors and other persons associated with us, including up to 884,500 shares reserved for sale to Alejandro Zaffaroni, Peter Schultz and RA Investments, each of whom is an existing stockholder of ours. These shares are part of the 4,615,000 shares that will be issued through the underwriters. See "Underwriting."


     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                             UNDERWRITING
                                             PRICE TO        DISCOUNTS AND    PROCEEDS TO
                                              PUBLIC          COMMISSIONS        SYMYX
                                          ---------------    -------------    -----------
Per Share...............................     $                 $               $
Total...................................     $                 $               $

     Delivery of the shares of common stock will be made on or about
               , 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                   DONALDSON, LUFKIN & JENRETTE
                                       INVEMED ASSOCIATES
                                                     SCHRODER & CO. INC.
             The date of this prospectus is                , 1999.

                               TABLE OF CONTENTS


                                  PAGE
                                  ----
PROSPECTUS SUMMARY..............    3
RISK FACTORS....................    6
FORWARD-LOOKING STATEMENTS......   15
USE OF PROCEEDS.................   15
DIVIDEND POLICY.................   16
TRADEMARKS......................   16
CAPITALIZATION..................   17
DILUTION........................   18
SELECTED FINANCIAL DATA.........   19
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF
  OPERATIONS....................   20



                                  PAGE
                                  ----
BUSINESS........................   28
MANAGEMENT......................   39
RELATED PARTY TRANSACTIONS......   48
PRINCIPAL STOCKHOLDERS..........   50
DESCRIPTION OF CAPITAL STOCK....   53
SHARES ELIGIBLE FOR FUTURE
  SALE..........................   56
UNDERWRITING....................   58
NOTICE TO CANADIAN RESIDENTS....   60
LEGAL MATTERS...................   61
EXPERTS.........................   61
ADDITIONAL INFORMATION..........   61
INDEX TO FINANCIAL STATEMENTS...  F-1


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.



                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL              , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                            SYMYX TECHNOLOGIES, INC.


     We are a pioneer of high-speed technologies for the discovery of new materials. Materials and their diverse properties contribute in a vital way to many of the products we use everyday. Examples include the catalysts used in the manufacture of major chemicals, plastics and rubbers, the plastics in many of our household and office goods, luminescent materials in lighting and computer and television screens, the pigments in paint and the polymers on the bottom of sneakers.



     The chemical and electronics companies that produce these materials are facing heightened pressure to achieve growth targets and increase profitability. These companies are focused on reducing costs, increasing innovation, and creating new businesses based on proprietary materials. We believe that we can assist chemical and electronics companies by discovering new materials in a more productive and cost-effective manner than by using traditional methods.



     Our proprietary technologies, including instruments, software and methods, represent complete processes designed to cost-effectively accelerate and fundamentally change materials discovery. We create hundreds to thousands of unique materials at one time and screen those materials rapidly and automatically for desired properties. Our process of simultaneously making and then screening large numbers of different materials is called the "combinatorial" approach. We believe our combinatorial approach is up to 100 times faster than traditional research methods and reduces the cost per experiment to as low as 1% of traditional research methods.



     We apply our proprietary combinatorial technologies to discover materials both for ourselves and in collaboration with major companies. Most of these companies are in the chemical and electronics industries. Our current partners include Agfa, BASF, Bayer, Celanese, Ciba Specialty Chemicals, Dow Chemical, Osram OS (an affiliate of Siemens) and Unilever. These partners and other collaborators have committed a total of over $85 million in near-term research funding, of which we have recognized revenue of $41 million through September 30, 1999. If a new material is discovered and commercialized, we generally will receive either royalties or milestone payments.



     We are applying our technology to discover a wide range of materials, including catalysts to manufacture a broad array of chemicals, polymers for coatings and additives, and materials for electronic applications. These areas all represent substantial worldwide markets. For example, our technology may discover catalysts which could be applied to the manufacture of products with a worldwide annual market in excess of $500 billion. In addition to our alliances, we are seeking to meet the growing demand for combinatorial technologies by offering selective access to some of our equipment and technologies, including our Discovery Tools.

     Dr. Alejandro Zaffaroni and Dr. Peter Schultz founded Symyx in 1994. Dr. Zaffaroni is also a founder of ALZA, Affymax, Affymetrix and DNAX Research Institute. The conceptual basis for Symyx draws from Affymax and Affymetrix, which commercialized the use of high-speed combinatorial methods for pharmaceutical and genetic research, respectively.


     As a pioneer of high-speed materials discovery, we have focused on building a strong competitive position through both our people and our intellectual property. We have assembled a diverse technical and scientific team to enable us to create, validate and apply high-speed discovery technologies. Our team includes chemists, physicists, engineers and programmers. In addition, we have filed over 80 patent applications in the United States and more than 110 worldwide, covering combinatorial methodologies, instruments and software and novel materials.


     Our main facility is located at 3100 Central Expressway, Santa Clara, CA 95051 and our telephone number is (408) 764-2000. Our corporate web site is located at www.symyx.com. We were incorporated in California in September 1994 and reincorporated in Delaware in February 1999.


                                    THE OFFERING


Common stock offered..............      4,615,000 shares



Common stock to be outstanding
after this offering...............     27,761,014 shares


Use of proceeds...................     General corporate purposes, including
                                       working capital.

Proposed Nasdaq National Market
  symbol..........................     SMMX


     Common stock to be outstanding after this offering is based on 23,146,014 shares of common stock outstanding as of September 30, 1999. It does not include:



     - 2,002,041 shares subject to stock options outstanding as of September 30, 1999; and



     - 1,528,521 shares available for future grant or issuance under our stock option plans as of September 30, 1999.


     Except as otherwise indicated, all of the information in this prospectus:

     - reflects the automatic conversion of each outstanding share of preferred stock into 0.7778 shares of common stock immediately prior to the closing of this offering;


     - reflects a 0.7778-for-1 reverse stock split of our outstanding common stock that was effected on October 22, 1999; and


     - assumes no exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing per share data below.


                                                                    NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                      ---------------------------   -----------------
                                       1996      1997      1998      1998      1999
                                      -------   -------   -------   -------   -------
STATEMENTS OF OPERATIONS DATA:
Revenue.............................  $    --   $ 4,806   $13,787   $10,035   $22,530
Operating expenses..................    3,050    10,893    22,258    16,657    24,222
Loss from operations................   (3,050)   (6,087)   (8,471)   (6,622)   (1,692)
Net loss............................   (2,681)   (5,596)   (8,085)   (6,393)     (961)
Pro forma basic and diluted net loss
  per share.........................                      $ (0.46)            $ (0.04)
Shares used in computing pro forma
  basic and diluted net loss per
  share.............................                       17,737              21,538



     In the "as adjusted" column below, we have adjusted the actual balance sheet data to give effect to receipt of the net proceeds from the sale in this offering of 4,615,000 shares of common stock at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses and assuming the automatic conversion of each outstanding share of preferred stock into 0.7778 shares of common stock immediately prior to the closing of this offering.



                                                             SEPTEMBER 30, 1999
                                                           ----------------------
                                                           ACTUAL     AS ADJUSTED
                                                           -------    -----------
BALANCE SHEET DATA:
Cash, cash equivalents and investments...................  $39,883     $ 94,678
Working capital..........................................    2,828       57,623
Total assets.............................................   60,627      115,422
Long-term obligations, net of current portion............    7,014        7,014
Total stockholders' equity...............................   38,365       93,160

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we believe are immaterial may also impair our business operations. If any of the following risks occur, our business could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

WE ARE DEPLOYING NEW TECHNOLOGY IN A NEW BUSINESS AND, AS A RESULT, WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY


     Our combinatorial materials discovery technologies and processes are new. To date, no materials that we have discovered using these technologies and processes have been successfully commercialized as products. Discovery and development of new materials is a highly uncertain process, and we cannot assure you that our discovery process will result in the identification of development candidates that will be commercialized. If we are not able to use our technologies to discover new materials with significant commercial potential, we will be unable to achieve our objectives or build a sustainable or profitable business.



WE ARE DEPENDENT UPON ACCEPTANCE OF OUR TECHNOLOGY AND APPROACH BY CUSTOMERS, AND IF WE CANNOT ACHIEVE MARKET ACCEPTANCE FROM POTENTIAL CUSTOMERS, WE WILL BE UNABLE TO BUILD A SUSTAINABLE OR PROFITABLE BUSINESS


     Our ability to succeed is also dependent upon the acceptance by potential customers of our high throughput screening technology as an effective tool in the discovery of new materials. Historically, chemical companies have conducted basic research and discovery activities internally using traditional manual materials discovery methods. In order for us to achieve our business objectives, we must convince these companies that our technology and capabilities justify outsourcing part of their basic research and discovery programs. We may not be able to keep our existing customers or attract additional customers on acceptable terms or develop a sustainable, profitable business.

WE ARE DEPENDENT ON THE RESEARCH AND DEVELOPMENT ACTIVITIES OF COMPANIES IN THE CHEMICAL INDUSTRY, AND INDUSTRY DECLINES OR REDUCTIONS IN RESEARCH AND DEVELOPMENT ACTIVITIES COULD HARM OUR BUSINESS

     The market for our discovery services and instrumentation within the chemical industry depends on our customers' ability and willingness to invest in research and development. Substantially all of our revenues are attributable to our research collaborations. Our future revenues will also be dependent on sales of Discovery Tools and other instrumentation to chemical companies.

     Many companies in the chemical industry have, in the past several years, experienced declining profitability. In addition, many chemical products have become commodity products which compete primarily on the basis of price. As a result, some chemical companies have reduced their research and development activities. If commoditization of chemical products and other pressures affecting the industry continue in the future, more companies could adopt strategies that involve significant reductions in their research and development programs. Although we believe that our approach can help chemical companies increase the efficiency of their research and development activities, our efforts to convince them of this value may be unsuccessful. To the extent that chemical companies reduce their research and development activities, they would be less likely to do business with us and our business and operating results could be harmed.


WE CANNOT PREDICT THE PACE, QUALITY OR NUMBER OF DISCOVERIES WE MAY GENERATE, AND ANY INABILITY OF OURS TO GENERATE A SIGNIFICANT NUMBER OF DISCOVERIES WOULD HARM OUR BUSINESS


     Our future revenues and profitability are dependent upon our ability to achieve discoveries. Because of the inherently uncertain nature of research activities, we cannot predict with a high level of precision the pace with which we may generate discoveries or the quality of any discoveries that we may generate. We may be unable to generate the number of discoveries that we would expect to generate from a given number of experiments. In addition, our development candidates may not result in products having the commercial potential we or our collaborators anticipate. In either case, the future revenues from our research collaborations and from commercialization of products would be adversely affected. In addition, our existing and potential new customers may become reluctant to renew or enter into new agreements with us. As a result, our failure to generate discoveries and development candidates would harm our business and operating results.


WE ARE DEPENDENT ON OUR COLLABORATIONS WITH MAJOR COMPANIES, AND THE FAILURE OF OUR COLLABORATIVE PARTNERS TO SUCCESSFULLY COMMERCIALIZE PRODUCTS WOULD HARM OUR BUSINESS

     To date, substantially all of our revenues have come from collaborative arrangements with chemical and electronics companies. These contracts expire after a fixed period of time. If they are not renewed or if we do not enter into new collaborative arrangements, our business and operating results will be harmed. For example, our contracts with the B.F. Goodrich Company and Hoechst AG were terminated by mutual agreement as these companies shifted their business away from chemicals.


     For us to achieve and sustain a significant level of profitability, we must achieve discoveries with significant commercial potential, and our collaborators must successfully commercialize products based on our discoveries. We will not receive royalties on sales of products by our collaborators until the collaborator has commenced commercial sales of a product resulting from the collaboration. We are dependent upon our collaborative partners to successfully commercialize products resulting from our collaborations. The failure of our partners to commercialize development candidates resulting from our research efforts would reduce our revenues and would harm our business and operating results.


WE INTEND TO CONDUCT PROPRIETARY RESEARCH PROGRAMS, AND ANY CONFLICTS WITH OUR COLLABORATORS OR ANY INABILITY TO COMMERCIALIZE DEVELOPMENT CANDIDATES RESULTING FROM THIS RESEARCH WOULD HARM OUR BUSINESS

     Our strategy involves conducting proprietary research programs. These programs are focused on discovery of products for specialty markets that have fewer barriers to entry for an emerging company. We believe that this differentiation of focus will enable us to minimize conflicts with our collaborators relating to rights to potentially overlapping leads developed through our proprietary programs and through programs funded by a collaborator. However, in the event any conflict of this nature were to arise, our business could be harmed.


     In addition, we will either commercialize development candidates resulting from our proprietary programs directly or through licensing to other companies. In order for us to commercialize these development candidates directly, we would need to develop, or obtain through outsourcing arrangements, the capability to manufacture, market and sell chemical products. We do not have this capability, and we may not be able to develop or otherwise obtain the requisite manufacturing, marketing and sales capabilities. If we are unable to successfully commercialize products resulting from our proprietary research efforts, our future revenues would be reduced and our business and operating results would be harmed.


WE HAVE NOT SOLD ANY DISCOVERY TOOLS SYSTEMS, AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO BUILD A SUSTAINABLE BUSINESS RELATED TO THE SALE OF THESE SYSTEMS

     We have not sold any of our Discovery Tools systems. Because of the high cost and complexity of these systems, the sales cycle for them is likely to be long. Sales of these systems will require us to educate our potential customers about the full benefits of these systems, which may require significant time. Due to these factors, sales of Discovery Tools systems will be subject to a number of significant risks over which we have little or no control, including:


     - customers' budgetary constraints and internal acceptance review procedures; and



     - potential downturns in general or in industry specific economic conditions.


     If the cycle for Discovery Tools systems lengthens unexpectedly, it could adversely affect the timing of our revenues.


WE WILL NEED TO DEVELOP MANUFACTURING, SALES AND MARKETING CAPABILITIES FOR DISCOVERY TOOLS, AND IF WE ARE UNABLE TO DO SO, WE WILL BE UNABLE TO BUILD OUR DISCOVERY TOOLS BUSINESS



     In order to successfully market and sell these systems, we will need to develop the capability to manufacture, market and sell large capital equipment items. Although we have several business development professionals with experience in this area, we may need to hire additional personnel. We may not be able to sell these systems and we may not be able to build a sustainable business related to the sale of these systems. If we are not able to build our Discovery Tools business, our future revenues and operating results would be harmed.



WE ARE COMMERCIALIZING OUR NONAUTOMATED LABORATORY INSTRUMENTS THROUGH A THIRD PARTY ARRANGEMENT, AND IF THIS THIRD PARTY DOES NOT PERFORM EFFECTIVELY, OUR ABILITY TO GENERATE REVENUE FROM THE SALE OF THESE PRODUCTS WILL BE HARMED



     We intend to commercialize our nonautomated laboratory instruments through our relationship with Argonaut Technologies. The commercial success of these instruments will depend in large part on their features and price as compared to competing products and on their ability to achieve market acceptance. In addition, our ability to realize significant commercial sales of these instruments will also depend on the efforts of Argonaut in promoting, marketing and selling these instruments. Argonaut's efforts in this regard will be outside of our control. Accordingly, to the extent that Argonaut fails to effectively promote, market and sell our manual instruments, our revenues from the sales of these instruments, and therefore our operating results, would be harmed.

WE EXPECT THAT OUR QUARTERLY RESULTS OF OPERATIONS WILL FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE, CAUSING INVESTOR LOSSES


     Our quarterly operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. For example, our revenues for the nine months ended September 30, 1999 were $22.5 million, as compared to $10.0 million for the nine months ended September 30, 1998. Revenues in future fiscal periods may be greater or less than revenues in the immediately preceding period or in the comparable period of the prior year. Some of the factors which could cause our operating results to fluctuate include:


     - expiration of research contracts with major chemical companies, which may not be renewed or replaced with contracts with other companies;

     - the success rate of our discovery efforts associated with milestones and royalties;

     - the timing and willingness of partners to commercialize our discoveries which would result in royalties;

     - the size and timing of customer orders for, and shipments of, Discovery Tools instrumentation; and

     - general and industry specific economic conditions, which may affect our customers' capital investment levels.

     A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed in nature. Accordingly, in the event revenues decline or do not grow as anticipated due to expiration of research contracts, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. In addition, we plan to significantly increase operating expenses in 2000. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.


     Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline, and investors would experience a decline in the value of their investment.


THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS

     We believe our future success will depend upon our ability to attract and retain highly skilled personnel, including W. Henry Weinberg, our Senior Vice President and Chief Technical Officer, and other key scientific and managerial personnel. We do not have any key-person life insurance relating to our key personnel. These employees are at-will and not subject to employment contracts. We may not be successful in attracting and retaining key personnel in the future.

     As we seek to expand our operations, the hiring of qualified scientific and technical personnel will be difficult due to the limited availability of qualified professionals. The number of people with experience in the fields of combinatorial materials science and combinatorial chemistry is limited, and we face intense competition for these types of employees. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract and retain personnel, particularly scientific and technical personnel, would impair our ability to grow our business and pursue new discovery initiatives and collaborative arrangements.


COMPETITION COULD INCREASE, AND COMPETITIVE DEVELOPMENTS COULD RENDER OUR TECHNOLOGIES OBSOLETE OR NONCOMPETITIVE, WHICH WOULD HARM OUR BUSINESS

     The field of combinatorial materials science is increasingly competitive. We are aware of several companies that are applying their expertise in combinatorial chemistry to materials research and development. These companies include Aperion LLC, a joint venture between CombiChem, Inc. and Catalytica, Inc., and Cambridge Combinatorial Limited, an affiliate of Oxford Molecular PLC. We are also aware of some chemical companies that have internal combinatorial programs. In addition, Shell Chemicals is participating in a consortium in The Netherlands and BASF is funding a new start-up company in Heidelberg, Germany named HTE. BASF is also one of our collaborative partners. In addition, academic and research institutions may seek to develop technologies that would be competitive with our systems for materials discovery. Because combinatorial materials science is an emerging field, competition from additional entrants may increase.


MANY OF OUR CURRENT AND POTENTIAL COMPETITORS HAVE GREATER RESOURCES THAN WE DO, WHICH MAY ENABLE THEM TO COMPETE MORE EFFECTIVELY



     Many of our current and potential competitors have greater financial, manufacturing, marketing and sales resources than we do. Our competitors could develop technologies and methods for materials research and discovery that render our technologies and systems obsolete or less competitive. Any competitive developments of this nature would make our technologies and methodologies less competitive. This would make it more difficult for us to retain existing customers and attract new customers and would therefore harm our business and operating results.


ANY INABILITY OF OURS TO KEEP PACE WITH TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS WOULD HARM OUR BUSINESS


     The market for our products is characterized by continuing technological development, evolving industry standards and changing customer requirements. Due to increasing competition in our field, it is likely that the pace of innovation and technological change will increase. The introduction of products by our direct competitors or others embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete, unmarketable or less competitive. Our success depends upon our ability to enhance existing products and services and to respond to changing customer requirements. Failure to develop and introduce new products and services, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements will harm our business and operating results.

OUR INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     The success of our business depends on our ability to protect our intellectual property portfolio and obtain patents without infringing the proprietary rights of others. If we do not effectively protect our intellectual property, our business and operating results could be harmed.

     Patents may not issue from our applications. Even if we are able to obtain patents covering our technology, the patents may be challenged, circumvented, invalidated or unenforceable. Competitors may develop similar technology or design around any patents issued to us or our other intellectual property rights. Our competitors would then be able to offer research services and develop, manufacture and sell products which compete directly with our research services and products. In that case, our business and operating results would be harmed. We also seek to protect our technology and processes in part by confidentiality agreements with our collaborators, employees and consultants. However, these agreements might be breached, and in that event, we might not have adequate remedies for the breach. Further, our trade secrets might otherwise become known or be independently discovered by competitors.

LITIGATION OR OTHER PROCEEDINGS OR THIRD PARTY CLAIMS OF INFRINGEMENT COULD REQUIRE US TO SPEND TIME AND MONEY AND COULD SHUT DOWN SOME OF OUR OPERATIONS


     If we became involved in litigation or interference proceedings declared by the United States Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States, to defend our intellectual property rights or as the result of alleged infringement of the rights of others, we might have to spend significant amounts of money. The litigation or proceedings could divert our management's time and efforts. An adverse ruling, including an adverse decision as to the priority of our inventions, would undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages or prevent us from using or marketing systems, processes or products. Any of these events would have a negative impact on our business and operating results. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management's time and disruptions in our business. Uncertainties resulting from the initiation and continuation of any patent or related litigation could harm our ability to compete, pending resolution of the disputed matter.


     We received a communication dated in December 1998 from a company claiming that our activities may infringe one or more patents held by that company. We responded in writing to this claim in February 1999 and indicated that we did not believe we were infringing any of the company's patents. We have not received any further communications from this company. We may receive communications from this company or others in the future asserting that our business or technologies infringe their intellectual property rights.

     We may be required to obtain licenses to patents or other proprietary rights held by others. However, these licenses might not be available on acceptable terms, or at all. In that event, we could encounter delays in system, process or product introductions while we attempt to design around the patents. Our redesigned systems, processes or products may be inferior to our original designs or we may be unable to continue system, process or product development in the particular field. In either case, our competitive position, business and operating results would likely suffer.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD HARM OUR BUSINESS OR OUR OPERATING RESULTS


     Our business involves the use of a broad range of hazardous chemicals and materials. Environmental laws impose stringent civil and criminal penalties for improper handling, disposal and storage of these materials. In addition, in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials, we could be subject to civil damages due to personal injury or property damage caused by the release or exposure. A failure to comply with environmental laws could result in fines and the revocation of environmental permits, which could prevent us from conducting our business. Accordingly, any violation of environmental laws or failure to properly handle, store or dispose of hazardous materials could result in restrictions on our ability to operate our business and could require us to incur potentially significant costs for personal injuries, property damage and environmental cleanup and remediation.



WE HAVE EXPERIENCED SIGNIFICANT GROWTH, AND WE MUST IMPROVE OUR OPERATIONAL, FINANCIAL AND MANAGEMENT CONTROLS AND SYSTEMS TO KEEP PACE WITH OUR GROWTH



     We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our human and capital resources. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be materially adversely affected. We increased the number of our employees from 28 at December 31, 1996 to 152 at September 30, 1999. Our revenues increased from $4.8 million in 1997 to $13.8 million in 1998 and $22.5 million for the nine months ended September 30, 1999. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.



IF WE, OUR CUSTOMERS AND OUR SUPPLIERS FAIL TO REMEDY YEAR 2000 ISSUES, OUR RESEARCH PROGRAMS COULD BE INTERRUPTED AND OUR BUSINESS AND OPERATING RESULTS COULD BE HARMED


     If we, our customers, our providers of hardware and software, or our third-party computer network providers fail to remedy any Year 2000 issues, the reasonably likely worst case scenario would be the interruption of our research programs, which could harm our business and operating results. Presently we are unable to quantitatively estimate the duration and extent of any such interruption, or estimate the effect such interruption may have on our future revenue.

     We cannot assure you that, despite our current assessments of the Year 2000 problems that may affect our business, we will be able to identify and correct all Year 2000 problems on a timely basis. Similarly, we cannot assure you that unknown or unanticipated Year 2000 issues will not arise. Accordingly, Year 2000 compliance efforts may involve significant time and expense and the occurrence of unknown, unanticipated or unremediated Year 2000 problems could harm our business and operating results. We currently have no contingency plans to address the risks associated with unremediated Year 2000 problems.

SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL STOCKHOLDERS


     After this offering, our officers, directors and principal stockholders (greater than 5% stockholders) will together control approximately 33.0% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Symyx and might affect the market price of our common stock, even when such a change may be in the best interests of all stockholders.


OUR STOCK PRICE MAY FLUCTUATE SUBSTANTIALLY

     Prior to this offering, there has been no public market for shares of our common stock. An active public trading market may not develop following completion of this offering or, if developed, may not be sustained. The initial public offering price of the shares of common stock will be determined by negotiation between us and representatives of the underwriters. This price will not necessarily reflect the market price of the common stock following this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The market price for the common stock following this offering will be affected by a number of factors, including the following:

     - the announcement of new products or services by us or our competitors;

     - quarterly variations in our or our competitors' results of operations;

     - failure to achieve operating results projected by securities analysts;

     - changes in earnings estimates or recommendations by securities analysts;

     - developments in our industry; and

     - general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

     These factors and fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

OUR FACILITIES ARE LOCATED NEAR KNOWN EARTHQUAKE FAULT ZONES, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER CATASTROPHIC DISASTER COULD CAUSE DAMAGE TO OUR FACILITIES AND EQUIPMENT AND HARM OUR BUSINESS


     Our facilities are located in the Silicon Valley near known earthquake fault zones and are vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facilities would be seriously, or potentially completely, impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from a disaster. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions. Accordingly, an earthquake or other disaster could harm our business and operating results.

POTENTIAL SALES OF SHARES ELIGIBLE FOR FUTURE SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE


     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. The shares sold in this offering will be freely tradable immediately upon completion of this offering. In addition, on the 181st day after completion of this offering, approximately 22,976,457 shares of our common stock held by existing stockholders will be freely tradable, subject in some instances to the volume and other limitations of Rule 144. Sales of these shares and other shares of common stock held by existing stockholders could cause the market price of our common stock to decline.


PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL, EVEN IF THIS WOULD BE BENEFICIAL TO STOCKHOLDERS

     Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:


     - a classified board of directors, in which our board is divided into three classes with three year terms with only one class elected at each annual meeting of stockholders, which means that a holder of a majority of our common stock will need two annual meetings of stockholders to gain control of the board;



     - a provision which prohibits our stockholders from acting by written consent without a meeting;



     - a provision which permits only the board of directors, the president or the chairman to call special meetings of stockholders; and



     - a provision which requires advance notice of items of business to be brought before stockholders meetings.


     These provisions can be amended only with the vote of the holders of 66 2/3% of our outstanding capital stock.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION


     If you purchase shares of our common stock in this offering, you will incur immediate dilution of $9.64 per share in pro forma net tangible book value. If the holders of outstanding options or warrants exercise those options or warrants, you will incur further dilution. See "Dilution."

                           FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential" or "continue."


     In addition, these forward-looking statements include, but are not limited to, statements regarding the following:


     - our combinatorial materials discovery technologies and processes;



     - our ability to realize commercially valuable discoveries in our collaborations with chemical and electronics companies and in our proprietary programs;



     - our plans to develop our Discovery Tools and instrumentation businesses;



     - our intellectual property portfolio; and



     - our business strategies and plans.


     These statements are only predictions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                USE OF PROCEEDS


     We expect to receive net proceeds of approximately $54.8 million from the sale of the 4,615,000 shares of common stock, at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, our estimated net proceeds will be $63.2 million.


     We expect to use the net proceeds from this offering for general corporate purposes, including working capital and research and development activities. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

     A portion of the net proceeds may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of these businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations regarding any such transaction.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, to support the development of our business and do not anticipate paying any cash dividends in the foreseeable future.


                                   TRADEMARKS



     Symyx(R) is our registered trademark, and Symyx Technologies(TM), Discovery Tools(TM), Library Studio(TM), PPR(TM), Endeavor(TM) and the Symyx logo are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                 CAPITALIZATION

     The following table sets forth:


     - the actual capitalization of Symyx at September 30, 1999;


     - the pro forma capitalization of Symyx after giving effect to the conversion of all outstanding shares of our preferred stock into 15,991,849 shares of common stock effective automatically immediately prior to the closing of this offering; and


     - the pro forma as adjusted capitalization after giving effect to the sale of 4,615,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share and the application of the net proceeds, after deducting estimated underwriting discounts and commissions and estimated offering expenses.


     You should read this table in conjunction with our financial statements and the related notes and Selected Financial Data included elsewhere in this prospectus.


                                                                   SEPTEMBER 30, 1999
                                                           -----------------------------------
                                                                                   PRO FORMA
                                                            ACTUAL    PRO FORMA   AS ADJUSTED
                                                           --------   ---------   ------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                       SHARE DATA)
Long-term obligations....................................  $  7,014   $  7,014      $  7,014
Stockholders' equity:
Preferred stock, $0.001 par value, 23,650,000 shares
  authorized, issuable in series:
  Series A convertible, 1,000,000 shares designated,
     issued and outstanding, (no shares outstanding pro
     forma or pro forma as adjusted).....................         1         --            --
  Series B convertible, 8,650,000 shares designated,
     8,600,687 shares issued and outstanding, (no shares
     outstanding pro forma or pro forma as adjusted).....         9         --            --
  Series C convertible, 8,000,000 shares designated,
     6,750,284 shares issued and outstanding, (no shares
     outstanding pro forma or pro forma as adjusted).....         7         --            --
  Series D convertible, 6,000,000 shares designated,
     4,210,185 shares issued and outstanding, (no shares
     outstanding pro forma or pro forma as adjusted).....         4         --            --
Common stock, $0.001 par value, 50,000,000 shares
  authorized, 7,154,165 shares issued and outstanding
  (23,146,014 shares outstanding pro forma and 27,761,014
  shares outstanding pro forma as adjusted)..............         7         23            28
Additional paid-in capital...............................    59,795     59,800       114,590
Stockholder notes receivable.............................      (731)      (731)         (731)
Deferred stock compensation..............................    (2,838)    (2,838)       (2,838)
Unrealized gain (loss) on investments....................       (58)       (58)          (58)
Accumulated deficit......................................   (17,831)   (17,831)      (17,831)
                                                           --------   --------      --------
          Total stockholders' equity.....................    38,365     38,365        93,160
                                                           --------   --------      --------
          Total capitalization...........................  $ 45,379   $ 45,379      $100,174
                                                           ========   ========      ========


This table excludes the following shares:


     - 2,002,041 shares subject to stock options outstanding as of September 30, 1999; and



     - 1,528,521 shares reserved for issuance under our stock option plans as of September 30, 1999.


For additional information regarding these shares, see Note 4 of Notes to Financial Statements.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.


     The pro forma net tangible book value of Symyx at September 30, 1999, was $38.4 million, or $1.66 per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock after giving effect to the conversion of all outstanding shares of our preferred stock into 15,991,849 shares of common stock effective automatically immediately prior to the closing of this offering. After giving effect to the sale of the 4,615,000 shares of common stock at an assumed initial public offering price of $13.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at September 30, 1999, would be $93.2 million or $3.36 per share. This represents an immediate increase in the pro forma as adjusted net tangible book value of $1.70 per share to existing stockholders and an immediate dilution of $9.64 per share to new investors, or approximately 74% of the assumed offering price of $13.00 per share. The following table illustrates this per share dilution:



Assumed public offering price per share.....................           $13.00
     Pro forma net tangible book value per share at
      September 30, 1999....................................  $1.66
     Increase per share attributable to this offering.......   1.70
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             3.36
                                                                       ------
Dilution per share to new investors.........................           $ 9.64
                                                                       ======



     The following table shows on a pro forma as adjusted basis at September 30, 1999, after giving effect to the sale of the 4,615,000 shares of common stock at an assumed initial public offering price of $13.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses, and conversion of all preferred stock into common stock for the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:



                              SHARES PURCHASED          TOTAL CONSIDERATION       AVERAGE
                           -----------------------   -------------------------     PRICE
                             NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE   PER SHARE
                           ----------   ----------   ------------   ----------   ---------
Existing stockholders....  23,146,014      83.4%     $ 54,073,280      47.4%      $ 2.34
New investors............   4,615,000      16.6        59,995,000      52.6        13.00
                           ----------     -----      ------------     -----
          Total..........  27,761,014     100.0%     $114,068,280     100.0%
                           ==========     =====      ============     =====



     The computations in the table above assume no exercise of any stock options outstanding at September 30, 1999. As of September 30, 1999, there were options outstanding to purchase a total of 2,002,041 shares of common stock at a weighted average exercise price of $2.14 per share. If any of these options are exercised, there will be further dilution to new public investors.

                            SELECTED FINANCIAL DATA


     The statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, and the balance sheet data as of December 31, 1997 and 1998 and September 30, 1999 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors and are included elsewhere in this prospectus. The statement of operations data for the period from inception through December 31, 1995 and the balance sheet data as of December 31, 1995 and 1996 are derived from audited financial statements not included in this prospectus. The financial data for the nine months ended September 30, 1998 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results. See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net loss per share.



                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                         PERIOD FROM INCEPTION      YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                        (SEPTEMBER 20, 1994) TO   ---------------------------   -----------------
                                           DECEMBER 31, 1995       1996      1997      1998      1998      1999
                                        -----------------------   -------   -------   -------   -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue from collaborations...........          $   --            $    --   $ 4,806   $13,787   $10,035   $22,530
  Operating expenses:
  Research and development............              27              2,483     8,764    17,640    13,299    16,787
  General and administrative..........             481                567     2,129     4,501     3,350     4,641
  Amortization of deferred
    compensation......................              --                 --        --       117         8     2,794
                                                ------            -------   -------   -------   -------   -------
    Total operating expenses..........             508              3,050    10,893    22,258    16,657    24,222
                                                ------            -------   -------   -------   -------   -------
Loss from operations..................            (508)            (3,050)   (6,087)   (8,471)   (6,622)   (1,692)
Interest income.......................              --                375       843     1,117       773     1,500
Interest and other expense............              --                 (6)     (352)     (731)     (544)     (769)
                                                ------            -------   -------   -------   -------   -------
Net loss..............................          $ (508)           $(2,681)  $(5,596)   (8,085)  $(6,393)  $  (961)
                                                ======            =======   =======   =======   =======   =======
Basic and diluted net loss per
  share...............................          $(0.40)           $ (1.24)  $ (1.97)  $ (2.11)  $ (1.75)  $ (0.17)
                                                ======            =======   =======   =======   =======   =======
Shares used in computing basic and
  diluted net loss per share..........           1,269              2,168     2,845     3,829     3,656     5,546
                                                ======            =======   =======   =======   =======   =======
Pro forma basic and diluted net loss
  per share...........................                                                $ (0.46)            $ (0.04)
                                                                                      =======             =======
Shares used in computing pro forma
  basic and diluted net loss per
  share...............................                                                 17,737              21,538
                                                                                      =======             =======



                                                                      DECEMBER 31,
                                                          ------------------------------------   SEPTEMBER 30,
                                                           1995     1996      1997      1998         1999
                                                          ------   -------   -------   -------   -------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and investments..................  $   15   $ 9,349   $20,614   $35,121      $39,883
Working capital (deficit)...............................    (510)    8,789     9,860    15,701        2,828
Total assets............................................      19    10,674    34,861    52,903       60,627
Long-term obligations, net of current portion...........      --        --     4,455     7,592        7,014
Total stockholders' equity..............................    (506)   10,283    25,030    36,166       38,365

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions are included to identify forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     Symyx was founded in September 1994 and began significant operations in April 1996. To date, our revenues and cash flow have come from research collaborations with large chemical and electronics companies and government grants. Our current corporate partners are Agfa-Gevaert N.V., BASF AG, Bayer AG, Celanese Ltd., Ciba Specialty Chemicals, Inc., The Dow Chemical Company, Osram Opto Semiconductors GmbH & Co. OHG and Unilever UK Central Resources Ltd. These agreements are generally for a two to three year guaranteed term. Five of our research contracts commenced in the last twelve months, representing over half of our committed revenue. Four of our research contracts may end by their terms in 2000. Revenue related to these contracts for the nine-month period ended September 30, 1999 was $6.4 million.


     We have invested heavily in establishing the technology, instrumentation and informatics necessary to pursue high throughput discovery for proprietary materials. These materials include:

     - catalysts for commodity chemicals and polyolefins;

     - catalysts for fine chemicals;

     - specialty polymers; and

     - electronic materials.


     These investments contributed to revenue increases from no revenue in fiscal 1996 to $4.8 million in fiscal 1997 to $13.8 million in fiscal 1998 to $22.5 million in the nine months ended September 30, 1999. Operating expenses increased from $3.1 million in fiscal 1996 to $10.9 million in fiscal 1997 to $22.3 million in fiscal 1998 to $24.2 million in the nine months ended September 30, 1999. Our total headcount increased from 28 employees at the end of fiscal 1996 to 76 employees at the end of fiscal 1997 to 108 employees at the end of fiscal 1998 and to 152 employees at September 30, 1999.


     We expect to continue to make significant investments in research and development, including the development of new instruments and software, to enhance our technologies. In addition, an important part of our strategy is to expand our operations and employee base, and to build our resources for research and development, business development and marketing.


     We have incurred significant losses since our inception. As of September 30, 1999, our accumulated deficit was approximately $17.8 million. We expect to incur additional operating losses over at least the next year as we continue to expand staffing, equipment and facilities.

SOURCE OF REVENUES AND REVENUE RECOGNITION POLICY


     We recognize revenues from research collaboration agreements and government grants as earned upon achievement of the performance requirements of the agreements and grants. Payments received which are related to future performance are deferred and recognized as revenue as the performance requirements are achieved. As of September 30, 1999, we have deferred revenues of approximately $9.1 million. The terms of our collaboration agreements generally require us to perform minimum levels of research. Our sources of potential revenue for the next several years are likely to be:


     - payments under existing and possible future collaborative arrangements;

     - government research grants;

     - royalties from our partners based on revenues received from any products commercialized under those agreements;

     - sales of Discovery Tools and other instruments; and

     - sales of any products discovered in our internal research programs.

See Note 2 of Notes to Financial Statements.

DEFERRED COMPENSATION

     Deferred compensation for options granted to employees has been determined as the difference between the deemed fair market value of our common stock on the date options were granted and the exercise price. Deferred compensation for options granted to consultants has been determined in accordance with Statement of Financial Accounting Standards No. 123 as the fair value of the equity instruments issued. Deferred compensation for options granted to consultants is periodically remeasured as the underlying options vest.


     In connection with the grant of stock options to employees and consultants, we recorded deferred stock compensation of approximately $5.2 million in the nine month period ended September 30, 1999 and $560,000 in the fiscal year ended December 31, 1998. These amounts were initially recorded as a component of stockholders' equity and are being amortized by charges to operations over the vesting period of the options. We recorded amortization of deferred compensation of approximately $2.8 million for the nine months ended September 30, 1999 and $117,000 in fiscal 1998. The amortization expense relates to options awarded to employees and consultants in all operating expense categories. See Note 4 of Notes to Financial Statements. We anticipate recording additional deferred stock compensation expense of approximately $456,000 for the three months ending December 31, 1999.


RESULTS OF OPERATIONS


NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999


Revenues


     Our total revenues increased 125% from $10.0 million for the nine months ended September 30, 1998 to $22.5 million for the nine months ended September 30, 1999. This increase was due primarily to the addition of new research collaborations and the expansion of existing government grants. Bayer, Celanese and The Dow Chemical Company accounted for 39%, 38% and none of total revenue for the nine months ended September 30, 1998, and 32%, 12% and 18% of revenue for the nine months ended

September 30, 1999, respectively. B.F. Goodrich accounted for 13% of revenue for the nine months ended September 30, 1998. Our collaboration with B.F. Goodrich was terminated by mutual agreement after B.F. Goodrich merged with another company and changed its business focus from chemicals to aerospace. B.F. Goodrich has returned to us all of the intellectual property that was the subject of the collaboration agreement and will continue to make required termination payments under the collaboration agreement through December 31, 1999.



     Revenue from research collaborations exceeded research and development expense for the nine months ended September 30, 1999. This increase was primarily due to an increase in sponsored research programs as a percentage of total research and development activities, and higher reimbursement rates under certain collaboration agreements.


Research and Development Expenses

     Our research and development expenses consist primarily of:

     - salaries and other personnel-related expenses;

     - facility costs;

     - supplies; and

     - depreciation of facilities and laboratory equipment.


     Research and development expenses increased 26% from $13.3 million for the nine months ended September 30, 1998 to $16.8 million for the nine months ended September 30, 1999. The increase was due primarily to an increase in salaries and other personnel costs to support our additional collaborative and internal research efforts.



     Research and development expenses represented 133% of total revenues for the nine months ended September 30, 1998 and 75% of total revenues for the nine months ended September 30, 1999. The decrease as a percentage of total revenues was due primarily to the addition of significant contracts in 1999. Our core business is research and development. Accordingly, we expect to continue to devote substantial resources to research and development, and we expect that research and development expenses will continue to increase in absolute dollars.


General and Administrative Expenses


     Our general and administrative expenses consist primarily of personnel costs for finance, human resources, business development, legal and general management, as well as professional expenses, such as legal and accounting. General and administrative expenses increased 39% from $3.4 million for the nine months ended September 30, 1998 to $4.6 million for the nine months ended September 30, 1999. Expenses increased primarily due to increased staffing necessary to manage and support our growth.



     General and administrative expenses represented 33% of total revenues for the nine months ended September 30, 1998 and 21% of total revenues for the nine months ended September 30, 1999. The decrease as a percentage of our total revenues was due primarily to the growth in our total revenues. We expect that our general and administrative expenses will increase in absolute dollar amounts as we:



     - expand our business development and administrative staff;



     - add facilities; and

     - incur additional costs related to being a public company, including directors' and officers' insurance, investor relations programs and increased professional fees.

Net Interest Income (Expense)


     Net interest income (expense) represents interest income earned on our cash and cash equivalents net of interest expense on equipment financing loans. Interest income increased from $773,000 for the nine months ended September 30, 1998 to $1.5 million for the nine months ended September 30, 1999. This increase was due to higher average cash balances. Interest expense increased from $544,000 for the nine months ended September 30, 1998 to $769,000 for the nine months ended September 30, 1999. This increase was due to additional equipment financing loans used to partially fund our acquisition of equipment.


Provision for Income Taxes


     We incurred net operating losses in the nine months ended September 30, 1998 and 1999, and consequently we did not pay any federal, state or foreign income taxes.



     As of September 30, 1999, we had a federal net operating loss carryforward of approximately $13 million. We also had federal research and development credit carryforwards of approximately $500,000. If not utilized, the net operating losses and credit carryforwards will expire at various dates beginning in 2010 through 2019. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in the ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credit before utilization. See Note 5 of Notes to Financial Statements.


YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

Revenues


     We did not have any revenues in fiscal 1996. Our total revenues for fiscal 1997 were $4.8 million and our total revenues for fiscal 1998 were $13.8 million. The increase in each of these periods was due primarily to the addition of new research collaborations. Bayer, Hoechst, including its wholly-owned subsidiary Celanese, and B.F. Goodrich accounted for 22%, 76% and 1% of revenue in fiscal 1997 and 38%, 35% and 12% of total revenue in fiscal 1998, respectively. Our collaboration with Hoechst was terminated by mutual agreement in October 1998 following a change in Hoechst's business focus away from chemicals. One project that was the subject of the Hoechst collaboration agreement was transferred to Celanese, Hoechst's wholly-owned subsidiary. Hoescht has returned to us all of the intellectual property that was the subject of the collaboration agreement in the polyolefin field. That field is the subject of subsequent agreements with Dow Chemical and Bayer.


Research and Development Expenses

     Research and development expenses increased from $2.5 million in fiscal 1996, to $8.8 million in fiscal 1997 and to $17.6 million in fiscal 1998. The increase in each of these periods was due primarily to an increase in personnel-related costs in each period. Research and development expenses represented 182% of total revenues in fiscal 1997 and 128% of total revenues in fiscal 1998. The decrease as a percentage of total revenues was due primarily to the growth in our total revenues.

General and Administrative Expenses

     General and administrative expenses increased from $567,000 in fiscal 1996, to $2.1 million in fiscal 1997 to $4.5 million in fiscal 1998. Expenses increased in each period due primarily to increased personnel-related costs resulting from additional staffing necessary to manage and support our growth. General and administrative expenses represented 44% of total revenues for fiscal 1997 and 33% of total revenues for fiscal 1998. The decrease as a percentage of our total revenues was due primarily to the growth in our total revenues.

Net Interest Income (Expense)

     Interest income was $375,000 in fiscal 1996, $843,000 in fiscal 1997 and $1.1 million in fiscal 1998. Changes in interest income were due primarily to changes in our cash balance during these periods. Interest expense increased from $6,000 in fiscal 1996 to $352,000 in fiscal 1997 to $731,000 in fiscal 1998 due to additional equipment financing loans used to partially fund leasehold improvements and acquisition of equipment.

Provision for Income Taxes

     We incurred net operating losses in fiscal 1996, 1997 and 1998 and consequently we did not pay any federal, state or foreign income taxes.

     As of December 31, 1998, we had a federal net operating loss carryforward of approximately $16.2 million. We also had federal research and development credit carryforwards of approximately $500,000. If not utilized, the net operating losses and credit carryforwards will expire at various dates beginning in 2010 through 2018. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in the ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credit before utilization. See Note 5 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES


     Since 1996, we have financed our operations to date primarily through private placements of preferred stock, totaling $52.2 million, and, to a lesser extent, equipment financing loans and research and development funding from collaborative partners. As of September 30, 1999, we had $39.9 million in cash, cash equivalents and investments and $2.4 million available under an equipment financing line of credit.



     Our operating activities provided $8.7 million of cash in the nine months ended September 30, 1999. The source of cash for the nine months ended September 30, 1999 was primarily the receipt of research and development funding from collaborative partners, partially offset by operating expenses. Cash used in our operating activities was $6.1 million for the nine months ended September 30, 1998. For fiscal years 1996, 1997 and 1998, cash used in our operating activities was $2.5 million, $1.3 million and $2.9 million, respectively. Uses of cash in operating activities were primarily to fund net operating losses.



     Net cash used in investing activities was $7.3 million in fiscal 1996, $24.0 million in fiscal 1997, $10.2 million in fiscal 1998 and $9.5 million in the nine months ended September 30, 1999. Our investing activities provided $5.3 million in the nine months ended September 30, 1998. The fluctuations from period to period are due primarily to the timing of purchases, sales and maturity of investment securities and the purchase of property and equipment. Purchases of property and equipment were $1.3 million in fiscal year 1996, $13.2 million in fiscal year 1997, $5.8 million in fiscal year 1998, $4.7 million in the nine month period ended September 30, 1998 and $4.1 million in the nine month period ended September 30, 1999. We expect to continue to make significant investments in the purchase of property and equipment to support our expanding operations.



     Financing activities provided cash of $13.0 million in 1996, $25.9 million in 1997, $23.3 million in fiscal 1998, $5.6 million in the nine month period ended September 30, 1998 and $442,000 in the nine month period ended September 30, 1999. These amounts are primarily the proceeds we received from the sale of preferred stock, net of issuance costs, equipment and leasehold improvement loan financings and proceeds from the exercise of stock options. We will repay loan financings over the next five years as follows: $700,000 in 1999, $3.1 million in 2000, $3.6 million in 2001, $2.3 million in 2002 and $300,000 in 2003.



     As of December 31, 1998 and September 30, 1999, our principal commitments were $3.0 million and $6.8 million, respectively. Principal commitments consisted of our obligations under operating leases. We will satisfy these obligations over the next four years.


     We believe that the net proceeds from this offering, together with our current cash balances and the cash flows generated by operations will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. However, we may seek additional financing within this timeframe. We may raise additional funds through public or private financing, collaborative relationships or other arrangements. We cannot assure you that additional funding, if sought, will be available on terms favorable to us. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements may require us to relinquish our rights to some of our technologies or products. Our failure to raise capital when needed may harm our business and operating results.

     A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of such businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations with respect to any such transaction.

DISCLOSURE ABOUT MARKET RISK


     Our exposure to market risk is principally confined to our cash, cash equivalents and investments which have maturities of less than two years. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in our investment portfolio are not leveraged, are classified as available for sale and are therefore subject to interest rate risk. We currently do not hedge interest rate exposure. If market interest rates were to increase by 100 basis points, or 1%, from September 30, 1999 levels, the fair value of our portfolio would decline by approximately $167,000. The modeling technique used measures the change in fair values arising from an immediate hypothetical shift in market interest rates and assumes ending fair values include principal plus accrued interest.

YEAR 2000 ISSUES

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using such computer programs or hardware, including, among other things, a temporary inability to process research data, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid "Year 2000" issues.

State of Readiness

     We completed an assessment of our information technology systems for year 2000 problems in April 1999. Our internal software development group conducted a review of our internally developed software, and our information technology group coordinated a program to assess and document all other systems.

     We are a relatively new enterprise and therefore a majority of the computer hardware and software we use to operate our business has been acquired or created internally within the past 30 months. While this itself is not protection against Year 2000 issues, it is a factor to consider when comparing the efforts required to achieve Year 2000 readiness against other enterprises with older legacy systems.

     Our approach was to prioritize a comprehensive list of all systems on the basis of their importance to the operation of our business. Working from this list, we would:

     - obtain documentation from third party vendors as to their Year 2000 compliance testing and recommendations;

     - devise a review and testing plan for all internal systems;

     - conduct the review and testing;

     - assess any necessary follow-on actions or remediation required; and

     - execute the measures identified.

     We have completed execution of this process against all software we have developed for use in research activities, commercial software used in financial operations and in support of standard employee daily activities and the systems used to operate building facilities. In some cases, the process resulted in the determination that the system had no date processing and therefore was not deemed to be a risk. In other cases, systems were subjected to a detailed software code review and a "smoke test" consisting of running the system with the date manually set beyond December 31, 1999.

     We have not replaced any of our systems based on the results of our assessment. However, we have made modifications to the commercial software installations based on the vendor's and our assessment of Year 2000 problems. We have replaced the older computer system that operates our building's card key door access.

     Principally because information from third party hardware and software vendors has continued to change throughout this year, we have determined that an additional set of compliance tests are prudent. We will conduct a final review process of all systems in October 1999. Based on the continuing release of information and recommended remediation activities from the principal vendor of our enterprise productivity software,

Microsoft, we expect to continue to be required to make changes to our server software throughout the remainder of 1999.

Budget

     To date we have incurred expenses relating to Year 2000 compliance of less than $50,000. We do not expect the remaining planned work to exceed $25,000. These costs have been included in the operating expenses of 1999.

Reasonably Likely Worst Case Scenario

     If we, our customers, our providers of hardware and software, or our third-party computer network providers fail to remedy any Year 2000 issues, the reasonably likely worst case scenario would be the interruption of our research programs, which could have a material adverse affect on our business, financial conditions and results of operations. Presently we are unable to quantitatively estimate the duration and extent of any such interruption, or estimate the effect such interruption may have on our future revenue. However, we believe that the impact of any Year 2000 issue on our research operations will be limited to the ongoing execution of new experiments. We do not expect that any historical data will be affected.

Contingency Plans

     We do not believe that we will need to implement a Year 2000 contingency plan. We expect to complete our Year 2000 plan in October 1999. The effort required to complete the plan is minimal. Therefore, we believe that we can complete the planned work within this timeframe. Additionally, we plan on implementing a company-wide system shutdown on December 31, 1999 and a controlled startup by the information technology organization on January 2, 2000 prior to the opening of business on January 3, 2000. This will allow us to immediately identify and address any issues.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," which will be effective for our fiscal year 2001. This Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS 133 is not anticipated to have a significant impact on our operating results or financial condition when adopted, since we currently do not engage in hedging activities.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We adopted SOP No. 98-1 effective January 1, 1999. The adoption of SOP No. 98-1 has not had a material impact on our financial statements.

                                    BUSINESS

     We are a pioneer of high-speed technologies for the discovery of new materials. Our proprietary technologies, including instruments, software and methods, represent a complete platform designed to reduce the cost and time of new materials discovery. We are able to generate hundreds to thousands of unique materials at a time and screen those materials rapidly and automatically for desired properties. We believe our approach is up to 100 times faster than traditional research methods and reduces the cost per experiment to as low as 1% of traditional research methods.

     We are applying our technology to discover a wide range of material types. Our efforts can be grouped into four market areas:


     - Commodity Chemicals and Polyolefins. These major chemicals, plastics and rubbers include products such as ethylene glycol, acrylic acid, ethanol, and polyolefins such as polyethylene, polypropylene and polystyrene. According to various articles and publications (Townsend Tarnell 1999 Polyethylene Annual Report; Townsend Tarnell 1999 Polypropylene Annual Report; U.S. Industry & Trade Outlook 1999; and Chemical & Engineering
       News), the annual global market for commodity chemicals and polyolefins is over $500 billion. Opportunities exist for us to add value within this sector by discovering catalysts that reduce manufacturing costs through the use of cheaper raw materials and by developing alternatives to the current multi-step, energy and capital intensive processes. We may also discover catalysts that create polyolefins with improved properties and as a result are able to compete against more expensive materials.



     - Fine Chemicals. Fine chemicals are developed to achieve specific performance characteristics and are incorporated into pharmaceutical and agricultural products. According to Chemical Week and Chemical Marketing Reporter, the annual worldwide market for fine chemicals is approximately $65 billion. Due to the diversity and short life cycle of fine chemicals products and the intense competition between fine chemicals manufacturers, flexibility and speed in process development and manufacturing are vital to success. In this market, we add value by rapidly discovering diverse families of catalysts and improving production processes.



     - Specialty Polymers. Specialty polymers are incorporated into adhesives, sealants, paints, and coatings in the form of latexes. According to Chemical Marketing Reporter and the Synthetic Latex Polymers 1993 Report, the annual worldwide market for latex polymers is estimated to be $10 billion. Within this sector, we seek to discover materials to enhance product performance and to create new businesses using novel polymer structures and architectures.



     - Electronic and Related Materials. Electronic and related materials comprise a diverse group of functional materials. Examples include phosphors for lighting, displays and radiography, thermoelectric materials for cooling, fuel cells for automotive applications, and magnetic materials for permanent magnets. According to various articles and publications (Air Conditioning, Heating and Refrigeration News; Advanced Materials: Emerging Markets for Today's Industries and Tomorrow's Products; Fuel Cell Industry Review; Electronic Business; High Tech Ceramics Reviews; Lamps to 2001; and Display Industry Review), the annual worldwide market for these materials is estimated to be $37 billion. We seek to discover breakthrough materials with unique and unmatched functional properties that will enable the creation of new products or dramatically enhance the performance of existing products.

INDUSTRY BACKGROUND

     Chemical companies are under heightened pressure from slowing sales growth and decreasing profit margins. These indicators reflect maturing end markets, accelerating price pressures, increasing competitive intensity and industry consolidation. As a result, chemical companies are focused on reducing costs, increasing innovation and creating new businesses based on proprietary materials. New products and materials typically carry higher prices and profit margins than the products and materials they replace. New products and materials are also critical for attaining and maintaining leading market positions, in creating barriers to entry and adding value to customer relationships. The transformation of the existing polyethylene industry by metallocene catalysis, a new catalyst technology which has enabled the creation of tailored polyethylenes, is an example of a materials innovation that has resulted in enhanced production flexibility and product performance within a $50 billion industry.

     As the chemical and electronics industries consolidate and become more globalized, and as their customers become larger and more global as well, chemical and electronics companies are under increasing pressure to accelerate the discovery of new products and materials. Traditional materials discovery relies on an expensive and time-consuming process of trial and error: making one material; testing it; then making a different material; testing it and so on. Traditional discovery methods are not fast enough to keep pace with product life cycles and growth expectations within the chemical and electronics industries.

     The development of combinatorial synthesis and rapid screening methods have the potential to cost-effectively accelerate materials discovery and fundamentally change the way materials are discovered. We believe combinatorial technologies leverage the full potential of personnel by increasing their experimental productivity by a factor of 100 or more. This promise of a far more efficient discovery method combined with a greater opportunity for product innovation is attracting increased attention from the chemical and electronics industries. We believe that few chemical and electronics companies employ combinatorial synthesis techniques or have the necessary specialized equipment available for such activities.

SYMYX SOLUTION

     Our technology provides complete platforms for materials discovery. Using our miniaturized, automated technology to execute hundreds to thousands of experiments at a time, our scientists can dramatically increase the probability of success and reduce the time and costs per experiment to discover new materials. Using traditional trial and error methods, a team consisting of a chemist plus a technician could perform 500 to 1,000 experiments per year. In our labs, that same team could perform up to 50,000 experiments per year. As a result, our scientists would generate significantly more data, increase the possibility of discoveries within that timeframe, and reduce the associated costs per experiment dramatically.

                             TRADITIONAL RESEARCH APPROACH    SYMYX DISCOVERY TECHNOLOGIES
                             -----------------------------    ----------------------------
Team.......................   1 chemist + 1 technician         1 chemist + 1 technician
Cost/year..................           $500,000                         $500,000
Experiments/year...........         500 - 1,000                    20,000 - 50,000
Cost/experiment............        $500 - $1,000                      $10 - $25

     To achieve these efficiencies, we require extensive capabilities in materials synthesis, screening and data analysis. A particular challenge is the ability to screen materials for a wide range of properties. For example:

     - to discover a new catalyst we need to screen how well it performs a specific chemical reaction;

     - to discover a new phosphor for lighting applications, we need to screen optical properties such as color and brightness; and

     - to discover a new polymer, we need to screen for physical and mechanical properties such as molecular weight and toughness.

     As a pioneer in combinatorial materials science, we found no existing technology capable of meeting our synthesis, screening and data analysis requirements. To address this challenge, we assembled a team of people who have expertise in the fields of inorganic, physical, polymer and organic chemistries, physics, engineering and software programming. This team has successfully designed, built and validated a powerful array of highly specialized proprietary instruments and software. Our scientists can now synthesize a wide range of materials and screen for properties including catalytic, chemical, physical, mechanical, electronic and optical properties. In addition, we continue to expand our capabilities through the development of new instruments and software and enhanced versions of existing systems.

SYMYX STRATEGY

     Our objective is to be the leading company using high-speed technologies for the discovery of new materials with commercially valuable properties. Key strategies that we intend to follow in pursuit of our objective are:

     - entering into collaborative research and early-stage licensing agreements with corporate partners that provide funding for research and discovery efforts, commercialize our materials and pay royalties on commercial sales;

     - investing in proprietary materials research efforts to discover materials with near-term commercial potential and then enter into late-stage licensing arrangements or commercialize materials directly; and

     - selling and licensing selected equipment and software to chemical and other industrial companies for their own use in optimization of existing materials.

Collaborative Research and Early-Stage Licensing

     In collaboration with major chemical and other industrial companies, we seek to discover:

     - new catalysts to manufacture commodity chemicals and polyolefins;

     - new polymer formulations and pigments for industrial applications; and

     - new phosphors for applications including lighting and displays.

     We provide the platform technologies and effort, and our partners have rights to develop and commercialize resulting materials within their predefined field of exclusivity. Typically, we enter into collaborative arrangements to discover materials that require considerable investment in product development and manufacturing, as well as extensive marketing efforts. Our collaborative partners have already developed the infrastructure to support these requirements, and may therefore be in a strong position to commercialize our discoveries.

     We receive funding from our collaborative partners through annual research payments. These payments are made over the term of the research contract, which is generally two to three years. If a new material is discovered and commercialized, we will receive either royalties or milestone payments. We believe that we have the potential for royalties ranging from 3% to 7% on sales of products incorporating our materials, such as pigments, phosphors and polymers and 1% to 3% on sales of end products manufactured using our catalysts, such as high-volume commodity chemicals and polyolefins.

     We currently have eight collaborative partners, including Bayer which has expanded our collaboration three times to date. The table below indicates, for each of our currently active collaborations, the collaborative partner, date and field.

                    DATE(S) OF
   PARTNER           ALLIANCE                       FIELD(S)
   -------          ----------                      --------
Agfa..........    March 1998        X-ray phosphors for radiography
BASF..........                      Specialty polymers for industrial
                  March 1999        formulations
Bayer.........    March 1998,       Polyolefins, commodity chemicals
                  May 1998,
                  January 1999,
                  September 1999
Celanese......    August 1998       Commodity chemicals
Ciba Specialty
  Chemicals...    April 1998        Pigments
Dow
  Chemical....    January 1999      Polyolefins
Osram OS*.....    December 1998     Phosphors for lighting
Unilever......    December 1998     Polymers for product formulations

-------------------------
* an affiliate of Siemens


     Our collaborations, together with government grants, provide for over $85 million in aggregate commitments for research payments. Through September 30, 1999, we had recognized revenue of $41 million under these agreements with the remaining amounts scheduled to be paid through 2003. In order to maintain and grow our research and product pipelines, we intend to continue to enter into new collaborative arrangements. As a result of these new arrangements, and the conclusion of existing collaborations upon completion of research or transfer of development candidates to our collaborative partners for commercialization, our portfolio of collaborations will change over time. We expect that new collaborations will come from existing collaborative partners undertaking new research initiatives as well as new collaborative partners.


     One of our most advanced discovery efforts to date has resulted from our collaboration with Agfa in the area of discovery of new x-ray phosphors for radiography. Many groups have worked over the past fifteen years to find alternative materials that perform better than existing materials. Under our collaboration, we have made and screened over 50,000 phosphors, and we discovered several that have shown the potential to provide higher resolution, be easier to manufacture and have a longer shelf life than existing materials. These materials have been transferred to Agfa, and we have been advised by

Agfa that their objective is to have products based on these materials on the market during 2001.

Symyx Proprietary Materials

     We believe that the assets resulting from our investment in proprietary research programs will be a significant contributor of future value. Our proprietary research efforts are focused on discovery of products for specialty markets with well defined materials needs and short-term development and commercialization cycles.

     One significant area of current activity is fine chemicals. In the area of fine chemicals, we are working to discover families of catalysts that would be used in the production of pharmaceutical intermediates. Pharmaceutical intermediates are chemicals that are transformed into a pharmaceutical product. Another area of activity is specialty polymers. In this area, we have developed proprietary technology to create polymers with customized, predictable properties called block co-polymers.

     We also have several programs in electronic materials, funded by ourselves and by the U.S. Office of Naval Research Defense Advanced Research Projects Agency (known as DARPA) and the United States Department of Energy. Our DARPA program is funding research relating to thermoelectric materials used for refrigeration and applications requiring precise active cooling devices. These applications include computer chips and missile guidance systems. Our DARPA program is also funding research for magnetic materials used as permanent magnets in applications including electro-magnetic motors. Our program with the Department of Energy is funding research relating to materials for fuel cells for potential use in automobiles. Funding under the DARPA and Department of Energy programs is structured as grants, and we own the rights to commercialize materials discovered under these programs.

     We expect to commercialize development candidates discovered through our proprietary materials programs either by manufacturing, marketing, and selling the product ourselves or through late-stage licensing arrangements. We expect to be able to obtain significantly higher royalty rates under these late-stage licenses than under our collaborative agreements because we will have completed essentially all development work at the time we license the product.

     We also have developed a "quick-strike" licensing model in which we would assume the research risk during a short, well-defined, research period of approximately three months in exchange for the customer's agreement to make milestone payments and enter into a license agreement upon completion of research and technical validation. We expect that royalty rates under these licenses will be in a range of 4% to 7% of sales, which is attractive to us due to the breadth and number of projects which we believe we can successfully complete annually.

Sale of Discovery Tools Systems and Other Equipment


     Our scientific and technical team has spent considerable time and resources developing a broad array of instruments, software and know-how in support of our research. In addition to our alliances, we are seeking to meet the growing demand for combinatorial technologies by offering access to some of our equipment and technology. We believe that these programs will enhance, not detract from, our collaborative arrangement efforts by reinforcing our position as the leading source for combinatorial technology in materials science.

     We have designed the Discovery Tools that we initially plan to sell to perform an average of 100 experiments per day. We do not expect that our sale of Discovery Tools will affect our ability to enter into new research collaborations. Companies enter into collaborations with us to access all of our tools including our highest throughput screening equipment designed for new materials discovery, our scientific and technical staff and our libraries of catalysts and materials. We do not plan to offer access to these resources as part of our Discovery Tools program.



     Our Discovery Tools will be sold together with a license to associated software, know-how and patents. Our first planned offering is a combination of a multi-channel polymer reactor system together with two screening instruments. Each of these systems will likely sell for several million dollars and will have a long sales cycle involving both marketing the system and designing the system to meet customer requirements.



     In addition to the sale of Discovery Tools, we also believe that there is significant commercial value in the nonautomated laboratory instruments that we developed to perform small scale parallel synthesis of materials. We have formed a collaboration with Argonaut Technologies, Inc. to capture this opportunity. Argonaut is an instrument company that develops and commercializes synthesizers, instruments, software and chemical resins and reagents to accelerate and automate chemical synthesis. Argonaut will refine our designs for manual benchtop instruments, manufacture the instruments and sell them worldwide. In return, we will receive a portion of the profits from the sale of these instruments. Our first product, sold with both the Argonaut and Symyx trademarks, was introduced for sale in August 1999. This instrument, the Endeavor, is an eight-channel manual reactor used to synthesize polymers and other chemicals under high pressure. This instrument has a sale price of approximately $60,000. We expect other manual bench instruments developed by us and commercialized by Argonaut to have similar sales prices.


TECHNOLOGY

     Our scientists begin the discovery process working with our collaborative partners or our own business development staff to define the research objective in terms of the specific properties a new material should have to meet the needs of a given application. We then apply the components of our combinatorial process, synthesis, screening and informatics, to discover materials that match these criteria.

                        [TARGETED NEW MATERIAL DIAGRAM]

Synthesis

     The materials research process begins with chemists' theories about what elements from the periodic table of elements might be combined to create new materials with desired properties. However, while chemists working in traditional labs have to choose the few experiments they will perform on a given day, our chemists have the ability to perform hundreds or thousands of experiments at once. Our chemists are therefore able to pursue their theories both broadly -- across a wide range of elements -- and comprehensively -- creating materials with the same components in different ratios.

     A Symyx chemist initiates the synthesis process by using Library Studio, a computer software package created by our programmers to design the group, or "library," of materials to be synthesized. These instructions, or "recipes," are then relayed to automated synthesis instruments. These instruments create the library on a single substrate such as a three-inch diameter silicon wafer or a 96-well plate. The quantity of each compound synthesized is very small, generally ranging from micrograms to hundreds of milligrams. This contrasts dramatically with traditional synthesis, where gram to kilogram quantities of a material are usually necessary. Libraries synthesized on silicon wafers may range from a few hundred different candidate materials to as many as 25,000, depending on the type of material and the type of analysis to be done.

     Each material synthesized represents a unique experiment and potential discovery. The desired end result of these experiments is defined at the outset of the experiment as a target material having specific performance properties. Our scientists, in conjunction with our collaborative partners, or independently for our proprietary discovery programs, set the specific performance properties and define the desired performance attributes of the target material for a given application or applications. Generally, these criteria are well beyond the performance attributes of currently used materials.

Screening

     Once created, the library is analyzed for desired properties. As with synthesis, our technical staff has designed and built a broad array of instruments and software to evaluate different properties under a wide variety of process conditions. These properties include catalytic, physical, mechanical, thermal, chemical, electronic and optical properties. In general, a Symyx chemist can design, synthesize and screen a library in a single day.

     To reach the point of commercialization, a candidate material must progress through an increasingly exhaustive series of tests, or stages, known as hits, leads and development candidates.


     - Hits. First, we screen materials to identify those that have properties defined for the target discovery, called "hits." Hits are subjected to additional testing and optimization, to find a larger number of needed properties. Hits also identify areas that merit further exploration, and new libraries are created using this information.


     - Leads. Candidate materials that continue to meet or exceed the defined criteria are then classified as "leads." Leads are then transferred to a partner or processed internally for additional testing and scale up. Leads are then tested on a larger scale, as bulk samples of 1 to 100 grams, to confirm that the materials still perform at this "bench scale" level.

     - Development Candidates. Once a lead has passed this bench scale testing by either a collaborative partner or Symyx, it becomes a development candidate. Finally, if all is successful, the decision will be made to commercialize the material.

     In our experience to date, approximately 0.1% of materials tested become hits, 10% to 15% of hits become leads and 5% to 10% of leads become development candidates. The actual number of hits, leads and development candidates that have been identified in our four target markets through August 1999 is set forth in the table below.

                                       COMMODITIES,      FINE        SPECIALTY    ELECTRONIC
                                       POLYOLEFINS     CHEMICALS     POLYMERS      MATERIALS
---------------------------------------------------------------------------------------------
  HITS                                     466            70            16            183
---------------------------------------------------------------------------------------------
  LEADS                                    43             14             6            25
---------------------------------------------------------------------------------------------
  DEVELOPMENT CANDIDATES                    2              2             1             2
---------------------------------------------------------------------------------------------

     We have screened over 500,000 compounds in 1999. Of the development candidates we have generated, three have been transferred to our partners for further validation. We are developing the other four internally. Further testing of many of the hits and leads is underway to identify additional development candidates.

     Once a material has been identified as a development candidate, the time to the first sale or commercial usage may be as short as 1 to 2 years for many pigments, specialty polymers, fine chemicals catalysts or electronic materials, such as phosphors. Industrial catalysts to produce high volume commodity chemicals, on the other hand, may require 5 to 7 or more years to reach the market because of the extensive process development and capital investment involved.

Informatics

     A critical factor in our discovery process is the ability to retain and access the huge amounts of data generated by our synthesis and screening activities. Given the broad acceptance of high-speed combinatorial discovery in pharmaceuticals, a number of applications exist to support organic chemistry. However, those solutions were not sufficient to address the storage and retrieval needs of our diverse array of inorganic, organometallic and polymer chemistries. To that end, we have devoted considerable resources to build a proprietary database capable of addressing our unique needs. Our chemists can query this database to identify materials screened in the past that possess the property or properties specified. We believe that this database will emerge as a powerful tool in accelerating materials discovery by enabling our scientists to benefit from the cumulative effect of all of our research.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Our success depends upon our proprietary technology. There are five general patent areas within our combinatorial approach:

     - library synthesis methods;

     - the libraries themselves;

     - screening or characterization methods;

     - equipment and software; and

     - new materials.


     We have 76 patent applications pending in the United States, and 30 foreign patent applications pending. In addition, we have 5 patent applications allowed in the United States containing over 230 claims. We co-own some of the pending patent applications and one of the allowed patent applications with Lawrence Berkeley Laboratory, on behalf of The Regents of the University of California. We have an exclusive license to these patent applications from Lawrence Berkeley Laboratory. In addition to patents, we rely on copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights.


     As part of our confidentiality and trade secret protection procedures, we enter into non-disclosure agreements with our employees, consultants and potential collaborative partners. Despite these precautions, third parties could obtain and use our products or technology without authorization, or develop similar technology independently. It is difficult for us to police unauthorized use of our products. Effective protection of intellectual property rights is unavailable or limited in some foreign countries. The protection of our proprietary rights may be inadequate and our competitors could independently develop similar technology, duplicate our products or design around any patents or other intellectual property rights we hold.

COMPETITION

     The field of combinatorial materials science is increasingly competitive. We are aware of several companies that are applying their expertise in combinatorial chemistry to materials research and development. These companies include Aperion, a joint venture between CombiChem and Catalytica, and Cambridge Combinatorial, an affiliate of Oxford Molecular. We are also aware of some chemical companies with internal combinatorial programs participating in materials research and development consortiums. In addition, Shell Chemicals is participating in a consortium in The Netherlands and BASF is funding a start-up company in Heidelberg, Germany named HTE. BASF is also one of our collaborative partners. In addition, academic and research institutions may seek to develop technologies that would be competitive with our systems for materials discovery. Because combinatorial materials science is an emerging field, competition from additional entrants may increase.

     Some of our competitors may be addressing the same materials targets as Symyx or our collaborative partners. Many of our current and potential competitors, either alone or together with their collaborative partners, have greater financial, manufacturing, marketing and sales resources than we do. Accordingly, our competitors may succeed in obtaining patent protection or commercializing products before us. If we commence commercial product sales, we will be competing against companies with greater marketing, sales and manufacturing capabilities, areas in which we have limited or no experience.

EMPLOYEES


     As of September 30, 1999, we had a total of 152 employees, including 122 scientific and technical employees and 30 people in business development, legal and general and administrative services. Of our scientific and technical staff, 101 have masters or doctorate degrees. None of our employees is represented by a labor union, and we consider our employee relations to be good.


LEGAL PROCEEDINGS

     We are not currently a party to any material pending legal proceedings.

FACILITIES


     Our primary offices are located in approximately 38,800 square feet of space in Santa Clara, California under a lease expiring on November 2007. We leased a second building of approximately 24,000 square feet also in Santa Clara, which we expect will be ready for occupancy in January 2000, with a lease expiring January 2008. In addition, we have a month-to-month lease on a 5,000 square foot facility. We believe that our existing facilities are adequate for our needs through at least the end of 2000. We believe that any additional space we may need in the future will be available on commercially reasonable terms.


SCIENTIFIC ADVISORS


     We recruited several leading researchers in our fields of interest to serve as scientific advisors. These advisors have fixed term contracts ranging from one to three years. In general, they serve on an exclusive basis within a defined field of collaboration. These advisors received option grants to purchase our common stock. In addition, some may receive cash compensation, and they are reimbursed for expenses.


     The following individuals are scientific advisors in their respective areas of specialization:

Chairman
Peter Schultz..................  Institute Director, Novartis Institute for Functional
                                 Genomics, Professor of Chemistry at the Scripps
                                 Research Institute

Technical Strategy
Alejandro Zaffaroni............  Managing Director, Technogen Enterprises LLC, a
                                 venture
                                 capital fund
George Whitesides..............  Mallinckrodt Professor of Chemistry, Harvard
                                 University

Catalysis
Michel Boudart.................  Keck Professor of Chemical Engineering, Emeritus,
                                 Stanford University
Stephen Buchwald...............  Camille Dreyfus Professor of Chemistry,
                                 Massachusetts Institute of Technology
John Groves....................  Hugh Stott Taylor Professor of Chemistry,
                                 Princeton University
Robert Grubbs..................  Victor & Elizabeth Atkins Professor of Chemistry,
                                 California
                                 Institute of Technology
Gregory Kovacs.................  Associate Professor, Electrical Engineering, Stanford
                                   University

Fine Chemicals
Mark Gallop....................  Vice President of Chemistry, Xenoport
Abul Iqbal.....................  Head of Global Research and Development, Colors
                                 Division,
                                 Ciba Specialty Chemicals
Klaus Kuhlein..................  Director, Operative Research, Member of the
                                 Management
                                 Committee of Aventis Research & Technologies (member
                                   of the Hoechst Group), Retired
David MacMillan................  Assistant Professor, University of California,
                                 Berkeley

Polymers
Jean Frechet...................  Professor of Chemistry, University of California,
                                 Berkeley
Craig Hawker...................  Research Staff Member, IBM Almaden Research Center
Virgil Percec..................  P. Roy Vagelos Chair and Professor of Chemistry,
                                 University   of Pennsylvania
Tom Russell....................  Professor, Polymer Science and Engineering,
                                 University of   Massachusetts at Amherst
Owen Webster...................  DuPont Fellow, Retired

Electronic Materials
Frank DiSalvo..................  John A. Newman Professor of Physical Science,
                                 Cornell University
Theodore Geballe...............  Professor of Applied Physics and of Materials Science
                                 and
                                 Engineering, Emeritus, Stanford University

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information regarding our executive officers and directors as of September 30, 1999:



                NAME                  AGE                   POSITION
                ----                  ---                   --------
Steven D. Goldby....................  59    Chairman of the Board and Chief Executive
                                              Officer
Isy Goldwasser......................  29    President and Chief Operating Officer
W. Henry Weinberg, Ph.D. ...........  54    Senior Vice President and Chief Technical
                                              Officer
Jeryl L. Hilleman...................  42    Senior Vice President and Chief Financial
                                              Officer
Thomas R. Baruch....................  60    Director
Samuel D. Colella...................  60    Director
Martin Gerstel......................  58    Director
Baron Gaulthaus Kraijenhoff.........  77    Director
Francois A. L'Eplattenier, Ph.D. ...  60    Director
Kenneth J. Nussbacher...............  46    Director
Mario M. Rosati.....................  53    Director
Peter G. Schultz, Ph.D. ............  43    Director
Isaac Stein.........................  52    Director


     Steven D. Goldby has served as our Chairman of the Board and Chief Executive Officer since July 1998. Prior to joining Symyx, Mr. Goldby served as Chief Executive Officer of MDL Information Systems, Inc. from 1987 to July 1998. He held numerous management positions at ALZA Corporation from 1968 to 1981 including President of ALZA Pharmaceuticals and President of Dynapol, a subsidiary of ALZA. Mr. Goldby joined MDL Information Systems in 1982 as a Chief Operating Officer. He is a director of Aspect Development, Inc. Mr. Goldby holds an A.B. from the University of North Carolina and a J.D. from Georgetown University Law School.

     Isy Goldwasser has served as our President and Chief Operating Officer since February 1998. From February 1996 to February 1998, Mr. Goldwasser served as our Vice President of Corporate Development. From the founding of Symyx until February 1996, he held a business development position with us in which he was responsible for applications development, financing and operations. Mr. Goldwasser holds a B.S. from the Massachusetts Institute of Technology and an M.S. from Stanford University.

     W. Henry Weinberg has served as our Senior Vice President since August 1999 and our Chief Technical Officer since March 1996. Dr. Weinberg also previously served as our Vice President from March 1996 to August 1999. Dr. Weinberg is also Adjunct Professor of Chemical Engineering, Materials Engineering, and Chemistry at the University of California, Santa Barbara. Dr. Weinberg was Professor of Chemical Engineering, Materials Engineering, and Chemistry at the University of California, Santa Barbara from 1989 through September 1999. Dr. Weinberg is a member of the National Academy of Engineering. He holds a B.S. from the University of South Carolina and a Ph.D. from the University of California, Berkeley.

     Jeryl Lynn Hilleman has served as our Senior Vice President since August 1999 and our Chief Financial Officer since June 1997. Ms. Hilleman also previously served as our

Vice President from June 1997 to August 1999. From 1992 to 1997, Ms. Hilleman held several senior positions at Geron Corporation, a biopharmaceutical company, including Vice President, Finance and Administration. Ms. Hilleman holds an A.B. from Brown University and an M.B.A. from the Wharton School of Business.

     Thomas R. Baruch has served as one of our directors since May 1996. Since 1988, Mr. Baruch has been a general partner of CMEA Ventures, a venture capital firm. From 1990 to 1996, Mr. Baruch also served as a special partner of New Enterprise Associates. Mr. Baruch serves on the boards of directors of Netro Corp. and Physiometrix Inc. Mr. Baruch holds a B.S. from Rensselaer Polytechnic Institute and a J.D. from Capital University.

     Samuel D. Colella has served as one of our directors since August 1997. Since 1984, Mr. Colella has been a general partner of Institutional Venture Partners. Mr. Colella also serves as Chairman of Onyx Pharmaceuticals. Mr. Colella holds a B.A. and B.S. from the University of Pittsburgh and an M.B.A. from Stanford University.

     Martin S. Gerstel has served as one of our directors since February 1995. Mr. Gerstel serves as Chairman of Compugen, Ltd. Previously, Mr. Gerstel participated in the founding of ALZA Corporation, where he held numerous positions including President and Chief Operating Officer from 1982 to 1987 and Co-Chairman and Chief Executive Officer from 1987 to 1993. Mr. Gerstel is a director of Teva Pharmaceuticals. Mr. Gerstel holds a B.S. from Yale University and an M.B.A. from Stanford University.

     Baron Gualthaus Kraijenhoff has been one of our directors since January 1996. Following his retirement in 1978, Baron Kraijenhoff served as President of the Supervisory Council of AKZO N.V. since 1980. Baron Kraijenhoff also held numerous other management positions with AKZO N.V. and its predecessor company, KZO, including President of the Board of Management of AKZO N.V., President of the Board of Management of KZO, and Member of the Board of Management of KZO.

     Francois A. L'Eplattenier has served as one of our directors since October 1996. Since the merger of Ciba-Geigy with Sandoz to form Novartis in 1996, Dr. L'Eplattenier has served as Chairman of the Novartis Venture Fund. Since 1988, Dr. L'Eplattenier has served as a member of the Executive Committee of Ciba-Geigy, where he is responsible for Research and Development of the Group world-wide. From 1981 to 1988, Dr. L'Eplattenier served as Head of Research and Development of Plastics, Pigments and Additives at Geigy. From 1977 to 1981, Dr. L'Eplattenier served as Head of Central Research of Geigy. Dr. L'Eplattenier presently is a member of the Board of the Swiss Federal Institute of Technology. Dr. L'Eplattenier holds an M.S. and Ph.D. from the Swiss Federal Institute of Technology.


     Kenneth J. Nussbacher has served as one of our directors since February 1995. Mr. Nussbacher has been Executive Vice President of Affymetrix since 1995 and was Chief Financial Officer of Affymetrix from 1995 to 1997. From 1989 to 1995, he held several management positions at Affymax, most recently as Executive Vice President for Business and Legal Affairs and Managing Director of Affymax Technologies N.V. Mr. Nussbacher holds a B.S. from Cooper Union and a J.D. from Duke University.


     Mario M. Rosati has served as one of our directors since September 1994. Mr. Rosati has been with the Palo Alto, California law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1971, first as an associate and then as a member since 1975. Mr. Rosati also serves as a director of Aehr Test Systems, Genus, Inc., MyPoints.com, Inc., Ross Systems, Inc., Sanmina Corporation, The Management Network

Group, Inc. and Vivus, Inc. Mr. Rosati holds a B.A. from the University of California, Los Angeles and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

     Peter G. Schultz, Ph.D. has been one of our directors since January 1996 and is one of our founders. Since November 1998, Dr. Schultz has been Head of the Novartis Institute for Functional Genomics. From 1985 to 1998, Dr. Schultz was Professor of Chemistry at the Lawrence Berkeley Laboratories of the University of California, Berkeley. He holds a B.S. and a Ph.D. from the California Institute of Technology.

     Isaac Stein has been one of our directors since October 1996. Since 1983, Mr. Stein has been President of Waverley Associates, a private investment firm. Mr. Stein is also a Managing Director of Technogen Enterprises, L.L.C. and a director of ALZA Corporation, the Benham Group of mutual funds and CV Therapeutics, Inc. Mr. Stein holds an B.A. from Colgate University and a J.D. and an M.B.A. from Stanford University.

BOARD OF DIRECTORS

     We currently have ten directors. Upon completion of this offering, our board of directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

     Our class I directors, whose terms will expire at the 2000 annual meeting of stockholders, are Thomas R. Baruch, Samuel D. Colella and Martin Gerstel. Our class II directors, whose terms will expire at the 2001 annual meeting of stockholders, are Steven D. Goldby, Baron Gaulthaus Kraijenhoff and Francois A. L'Eplattenier Ph.D. Our class III directors, whose terms will expire at the 2002 annual meeting of stockholders, are Kenneth J. Nussbacher, Mario M. Rosati, Peter G. Schulz, Ph.D. and Issac Stein.

BOARD COMMITTEES

     Our board of directors currently has an audit committee and a compensation committee. The audit committee consists of Thomas R. Baruch, Martin Gerstel and Kenneth J. Nussbacher. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits.

     The compensation committee consists of Samuel D. Colella, Mario M. Rosati and Isaac Stein. The compensation committee makes recommendations to the board of directors regarding our stock plans and the compensation of officers.

DIRECTOR COMPENSATION

     Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our stock plans, and our board continues to have the discretion to grant options to new non-employee directors. Beginning in 2000, our outside directors will each annually receive automatic, nondiscretionary grants of options to purchase 7,500 shares of our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

EXECUTIVE OFFICERS

COMPENSATION

     The following table sets forth the compensation paid by us during 1998 to our Chief Executive Officer and our other executive officers who received salary compensation of more that $100,000 during 1998:


                                                               LONG-TERM
                                                             COMPENSATION
                                            ANNUAL      -----------------------
                                         COMPENSATION   RESTRICTED   SECURITIES
                                         ------------     STOCK      UNDERLYING        OTHER
      NAME AND PRINCIPAL POSITION         SALARY($)     AWARDS($)    OPTIONS(#)   COMPENSATION($)
      ---------------------------         ---------     ----------   ----------   ---------------
Steven D. Goldby.......................    $125,040(1)     $  0(2)         --              --
  Chief Executive Officer and Chairman
    of the Board
Isy Goldwasser.........................     171,667          --       186,666              --
  President and Chief Operating Officer
W. Henry Weinberg, Ph.D. ..............     240,533          --            --        $218,620(3)
  Senior Vice President and Chief
    Technical Officer
Jeryl L. Hilleman......................     181,667          --        58,333              --
  Senior Vice President and Chief
    Financial Officer


---------------


(1) Mr. Goldby joined Symyx in July 1998. His 1998 annual salary was $250,080.


(2) Mr. Goldby purchased 525,000 shares of common stock at a purchase price of approximately $0.58 per share. The aggregate purchase price was $303,750. If Mr. Goldby's services to Symyx are terminated, Symyx has the option to repurchase the shares at $0.58 per share. This option lapses as to a portion of the shares over time. The repurchase option will lapse for all of the shares in July 2002. The fair market value of Symyx' common stock as of December 31, 1998 was $0.96 per share as determined by the board of directors. The appreciated value of Mr. Goldby's shares as of December 31, 1998 was $200,250. The appreciated value is the difference between $0.58 and $0.96, $0.38, multiplied by the number of shares, 525,000.


(3) Consists of a $71,250 housing allowance, $139,870 in relocation reimbursement payments and $7,500 in imputed interest on an interest free loan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information relating to stock options granted during 1998 to our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are mandated by the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

                                               INDIVIDUAL GRANTS
                                ------------------------------------------------   POTENTIAL REALIZABLE
                                             PERCENT OF                              VALUE AT ASSUMED
                                               TOTAL                                  ANNUAL RATES OF
                                NUMBER OF     OPTIONS                                      STOCK
                                SECURITIES   GRANTED TO                              APPRECIATION FOR
                                UNDERLYING   EMPLOYEES    EXERCISE                      OPTION TERM
                                 OPTIONS         IN       PRICE PER   EXPIRATION   ---------------------
             NAME                GRANTED      1998(1)       SHARE        DATE         5%          10%
             ----               ----------   ----------   ---------   ----------   ---------   ---------
Steven D. Goldby..............        --          --            --           --          --          --
Isy Goldwasser................   155,555       13.71%     $   0.39      3/01/08     $38,153     $96,687
                                  31,111        2.74          0.96     12/04/08      18,783      47,600
W. Henry Weinberg, Ph.D. .....        --          --            --           --          --          --
Jeryl L. Hilleman.............    58,333        5.14          0.39      3/01/08      14,307      36,257

-------------------------
(1) We granted options to purchase a total of 1,134,890 shares of common stock during 1998.

AGGREGATE OPTION EXERCISES IN 1998 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000 in 1998, relating to option exercises in 1998 and the number and value of securities underlying exercisable and unexercisable options held at December 31, 1998:

                                                       NUMBER OF SECURITIES
                                                            UNDERLYING               VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                          SHARES                         DECEMBER 31, 1998           DECEMBER 31, 1998(2)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME            EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   -----------   -----------   -------------   -----------   -------------
Steven D. Goldby......         --            --            --          --                --          --
Isy Goldwasser........         --            --       186,666          --           $88,666          --
W. Henry Weinberg.....    233,333      $135,000            --          --                --          --
Jeryl L. Hilleman.....     23,333        13,300        35,000          --            19,950          --

-------------------------
(1) Value realized reflects the fair market value of our common stock underlying the option on the date of exercise minus the aggregate exercise price of the option.

(2) Value of unexercised in-the-money options are based on a value of $0.96 per share, the fair market value of our common stock on December 31, 1998 as determined by our board of directors. Amounts reflected are based on the value of $0.96 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

STOCK PLANS

1996 STOCK PLAN AND 1997 STOCK PLAN


     Our 1996 Stock Plan was adopted by our board of directors in January 1996. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. We have reserved an aggregate of 1,153,444 shares of common stock for issuance under this plan. As of September 30, 1999, 876,024 shares had been issued pursuant to the exercise of options and stock purchase rights and options to purchase 156,198 shares of common stock were outstanding. 121,222 shares were available for future grant. We will not grant any additional stock options under our 1996 Stock Plan. Instead, we will grant options under our 1997 Stock Plan.



     Our 1997 Stock Plan was adopted by our board of directors in January 1997. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of September 30, 1999, 5,055,556 shares of common stock were reserved for issuance under this plan. Of these shares, 1,802,414 had been issued upon exercise of stock options or stock purchase rights, 1,845,843 shares were subject to outstanding options or stock purchase rights and 1,407,299 shares were available for future grant.


     The number of shares reserved for issuance under the 1997 Stock Plan will increase by the following:

     - 121,222 shares which were reserved but unissued under the our 1996 Stock Plan;

     - any shares returned to the 1996 Stock Plan as a result of termination of options or repurchase of stock purchase rights issued under the 1996 Plan; and

     - beginning in fiscal year 2000, an annual increase equal to the lesser of
       1.5 million shares, 4% of the outstanding shares on the date of the annual increase, or a lesser amount determined by our board of directors.

     The compensation committee of our board of directors administers the stock plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of nonstatutory options must generally be at least 85% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of the common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

     Options granted under our stock plan will accelerate and become fully vested in the event we are acquired, unless the successor corporation assumes or substitutes other options in their place. Our board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the stock plan if the amendment, modification or termination would impair the rights of optionees. Our stock plan will terminate in 2007 unless terminated earlier by the board of directors.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Our board of directors adopted our 1999 Employee Stock Purchase Plan in September 1999. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

     A total of 300,000 shares of common stock has been reserved for issuance under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each fiscal year, beginning with fiscal 2000, equal to the lesser of 1% of the outstanding shares of common stock on the first day of the fiscal year or 350,000 shares or such lesser amount as may be determined by the board.

     The board of directors or a committee appointed by the board administers the purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such an employee:

     - immediately after grant owns stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of ours, or

     - whose rights to purchase stock under all employee stock purchase plans of ours accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

     The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before October 31, 2001.

     The purchase plan permits participants to purchase common stock through payroll deductions of up to 10.0% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85.0% of the lower of the fair market value of the common stock at the beginning or end of the offering period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will withdraw from the current offering period following the exercise and will automatically re-enroll in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

     The purchase plan provides that, if we merge with or into another corporation or a sale of substantially all of our assets, a successor corporation may assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

     The purchase plan will terminate in 2009. However, the board of directors has the authority to amend or terminate the purchase plan, except that, subject to some exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

401(K) PLAN

     In July 1997, our board of directors adopted a Retirement Savings and Investment Plan covering our full-time employees located in the United States. This plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit ($10,000 in 1999) and to have the amount of such reduction contributed to this plan. We do not currently make additional matching contributions on behalf of plan participants.

CHANGE OF CONTROL AGREEMENTS

     We have entered into change of control agreements with Steven D. Goldby, Isy Goldwasser, W. Henry Weinberg and Jeryl L. Hilleman. In the event of a change of control of Symyx (as defined in the agreements) and the actual or constructive termination of employment, without cause, of the executive within 18 months following the change of control, all outstanding stock options issued to the executive will be accelerated and all of our rights to repurchase their restricted stock will lapse. Under these agreements, constructive termination of employment means the executive's resignation following a reduction in salary, a material reduction in employment-related responsibilities or a requirement to relocate outside the Silicon Valley area.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors, executive officers and controller, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

PREFERRED STOCK FINANCINGS

     In February 1996, Symyx issued to one investor a total of 1,000,000 shares of Series A preferred stock at a purchase price of $0.50 per share. In May 1996, we issued to various investors a total of 8,600,687 shares of Series B preferred stock at a purchase price of $1.50 per share. In July 1997, we issued to various investors a total of 6,750,284 shares of Series C preferred stock at a purchase price of $3.00 per share. In March, April, October and November 1998, we issued to various investors a total of 4,210,185 shares of Series D preferred stock at a purchase price of $4.50 per share.

     The table below sets forth the directors and holders of more than 5% of our outstanding stock who invested in, or are beneficial owners of our preferred stock. The numbers in the table below are on an as converted to common stock basis at a conversion ratio of 0.7778 shares of common stock for each share of preferred stock.

                                                      PREFERRED STOCK
                                       ---------------------------------------------
        PREFERRED STOCKHOLDER          SERIES A    SERIES B     SERIES C    SERIES D
        ---------------------          --------    ---------    --------    --------
Holders of More than 5%:
  Institutional Venture Partners
     Entities........................       --     1,555,555    842,591     207,406
  Venrock Associates Entities........       --     1,037,036    518,517     120,987
Directors:
  Thomas R. Baruch...................       --       272,222    136,111     172,839
  Samuel D. Colella..................       --     1,555,555    842,591     207,406
  Baron Gaulthaus Kraijenhoff........       --        50,555     25,277       9,202
  Peter G. Schultz, Ph.D.............  194,444            --     77,777          --
  Isaac Stein........................  116,665        38,888     19,444          --

     Holders of our preferred stock are entitled to registration rights with respect to the shares of common stock that they will hold following this offering. See "Description of Capital Stock -- Registration Rights."

LOANS TO OFFICERS


     We have implemented a program under which our directors, executive officers and a number of other key employees are permitted to purchase restricted stock or to exercise their outstanding options as to both vested and unvested shares, with unvested shares being subject to a right of repurchase at cost in favor of Symyx in the event of termination of employment prior to vesting of all shares. Under this program, the participants paid the exercise price for their outstanding options pursuant to full recourse promissory notes. The notes bear interest at rates between 4.6% and 6.0% per annum and are due and payable on the earlier of 120 days after termination of the participant's employment with us, or on various dates beginning in February 2003. The principal amounts of each note payable by a director or executive officer are set forth below:


          DIRECTOR OR EXECUTIVE OFFICER             NOTE AMOUNT
          -----------------------------             -----------
Steven D. Goldby..................................   $303,750
Isy Goldwasser....................................   $ 50,000
W. Henry Weinberg, Ph.D...........................   $ 80,000
Jeryl L. Hilleman.................................   $ 13,500

     In addition, in January 1998, we lent $300,000 to W. Henry Weinberg, Ph.D. in connection with his employment with us to assist him with relocation expenses. This loan did not bear interest. Dr. Weinberg repaid this loan in full in July 1998.

PAYMENTS TO OFFICERS

     Since 1996, we have made the following housing allowance and relocation payments to W. Henry Weinberg, Ph.D. in connection with his employment with us:

     - in 1996, $72,592;

     - in 1997, $70,752;

     - in 1998, $211,120; and


     - in 1999 through September 30, 1999, $45,000.


OTHER TRANSACTIONS

     Mario M. Rosati, one of our directors, is also a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which has served as our outside corporate counsel since our formation.

POLICY REGARDING TRANSACTIONS WITH AFFILIATES

     It is our policy that future transactions with affiliates, including any loans we make to our officers, directors, principal stockholders or other affiliates will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. These transactions will be approved by a majority of our board of directors, including a majority of the independent and disinterested members or, if required by law, a majority of our disinterested stockholders.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock, as of September 30, 1999, by the following individuals or groups:


     - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

     - each of our executive officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder on this table is c/o Symyx Technologies, Inc., 3100 Central Expressway, Santa Clara, California 95051. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power for all of the shares of common stock held by them.


     This table lists applicable percentage ownership based on 23,146,014 shares of common stock outstanding as of September 30, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, and also lists applicable percentage ownership based on 27,761,014 shares of common stock outstanding after completion of this offering. Options to purchase shares of our common stock that are exercisable within 60 days of September 30, 1999 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. All of these options are immediately exercisable for common stock that would be subject to repurchase by us. Shares underlying options that are deemed beneficially owned are listed in this table separately in the column labeled "Shares Subject to Options." These shares are included in the number of shares listed in the column labeled "Total Number."



                                                 SHARES BENEFICIALLY OWNED
                                -----------------------------------------------------------
                                  TOTAL     SHARES SUBJECT   PERCENT BEFORE   PERCENT AFTER
       BENEFICIAL OWNER          NUMBER       TO OPTIONS        OFFERING        OFFERING
       ----------------         ---------   --------------   --------------   -------------
5% STOCKHOLDERS:
Institutional Venture Partners
  Entities(1).................  2,897,216           --           12.52%           10.44%
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Venrock Associates
  Entities(2).................  1,695,983           --            7.33             6.11
  30 Rockefeller Plaza,
  Room 5508
  New York, NY 10122

                                                 SHARES BENEFICIALLY OWNED
                                -----------------------------------------------------------
                                  TOTAL     SHARES SUBJECT   PERCENT BEFORE   PERCENT AFTER
       BENEFICIAL OWNER          NUMBER       TO OPTIONS        OFFERING        OFFERING
       ----------------         ---------   --------------   --------------   -------------
EXECUTIVE OFFICERS AND
  DIRECTORS:
Steven D. Goldby(3)...........    493,888       38,888            2.13             1.78
Isy Goldwasser................    435,554       69,999            1.88             1.56
W. Henry Weinberg, Ph.D.......    719,443       38,888            3.10             2.59
Jeryl L. Hilleman(4)..........    252,775       38,888            1.09                *
Thomas R. Baruch(5)...........    604,505       23,333            2.61             2.18
Samuel D. Colella(6)..........  2,897,216           --           12.52            10.44
Martin Gerstel(7).............    174,999           --               *                *
Baron Gaulthaus Kraijenhoff...    123,922           --               *                *
Francois A. L'Eplattenier.....     38,888           --               *                *
Kenneth J. Nussbacher(8)......    158,665           --               *                *
Mario M. Rosati(9)............     77,777           --               *                *
Peter G. Schultz, Ph.D.(10)...  1,205,553           --            5.21             4.34
Isaac Stein(11)...............    353,888       23,333            1.53             1.27
All directors and executive
  officers as a group (13
  persons)....................  7,537,073      233,329           32.24%           26.92%


-------------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 2,723,387 shares held by Institutional Venture Partners VI, L.P., 57,942 shares held by Institutional Venture Management VI, L.P. and 115,887 shares held by IVP Founders Fund I, L.P.


 (2) Includes 1,030,942 shares held by Venrock Associates and 665,041 shares held by Venrock Associates II, L.P. The general partners of Venrock Associates and Venrock Associates II, L.P. are Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberly A. Rummelsburg and Anthony Sun.


 (3) Includes 455,000 shares held by the Steven Goldby and Florence Goldby Trust, of which Mr. Goldby is trustee.

 (4) Includes 198,334 shares held by Jeryl L. Hilleman and William A. Albright, Jr. as trustees of the Hilleman/Albright Family Trust. Also includes 3,888 shares held by Craig Albright as trustee of the Colin M. Albright 1991 Trust Agreement dated October 3, 1991, 7,777 shares held by Craig Albright as trustee of the Caroline V. Albright 1995 Trust Agreement dated April 24, 1995, and 3,888 shares held by Craig Albright as trustee of the Evan M. Albright 1991 Trust Agreement dated October 3, 1991. Ms. Hilleman disclaims beneficial ownership of an aggregate of 15,553 shares held in trust for the benefit of her children.

 (5) Includes 408,333 shares held by Chemicals and Materials Enterprise Associates Limited Partnership and 172,839 shares held by CMEA Life Sciences Fund, L.P. Mr. Baruch is a general partner of each of these entities and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein.

 (6) Includes 2,723,387 shares held by Institutional Venture Partners VI, L.P., 57,942 shares held by Institutional Venture Management VI, L.P. and 115,887 shares held by IVP Founders Fund I, L.P. Mr. Colella is a general partner of each of these entities and disclaims beneficial ownership of these shares except to the extent of his individual partnership interests therein.

 (7) Includes 174,999 shares held by Shomar Corporation. Mr. Gerstel and his wife are the sole owners of this entity.



 (8) Includes 80,888 shares held by Kenneth J. Nussbacher and Loretta S. Nussbacher, Trustees U/T/A dated October 6, 1999.



 (9) Includes 70,000 shares held by WS Investment Company 95A. Mr. Rosati is a general partner of this entity and disclaims beneficial ownership of the shares held by it, except to the extent of his proportionate partnership interest therein.



(10) Includes 388,888 shares held by George E. Schultz as trustee of the Schultz Children's Trust. Dr. Schultz disclaims beneficial ownership of these shares. Dr. Schultz has expressed an interest in acquiring shares in the offering.



(11) Includes 311,111 shares held by the Isaac Stein and Madeline Johnson Stein Revocable Trust, of which Mr. Stein is a trustee, and 19,444 shares held by Stein Partners, of which Mr. Stein is a general partner.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value, and authorizes the issuance of 10,000,000 shares of undesignated preferred stock, no par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of September 30, 1999, 23,146,014 shares of common stock were issued and outstanding and held by approximately 328 stockholders, and options to purchase 2,002,041 shares of common stock were issued and outstanding and held by approximately 164 optionholders.


COMMON STOCK

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Symyx, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of Symyx without further action by the stockholders.

     Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     Pursuant to a registration and information rights agreement entered into between us and holders of 15,991,849 shares of common stock issuable upon conversion of our Series A, Series B, Series C and Series D preferred stock, we are obligated, under limited circumstances and subject to specified conditions and limitations, to use our best efforts to register the registrable shares.

     We must use our best efforts to register shares of the registrable shares:

     - if we receive written notice from holders of 40% or more of the registrable shares requesting that we effect a registration with respect to not less than 80% of the registrable shares then held by the holders requesting registration (or a lesser percentage where the reasonably anticipated price to the public of the sale of the registrable shares will exceed $10,000,000);

     - if we decide to register our own securities (except in connection with this offering); or

     - if (1) we receive written notice from any holder or holders of the registrable shares requesting that we effect a registration on Form S-3 (a shortened form of registration statement) with respect to shares of the registrable shares, the reasonably anticipated price to the public of which exceeds $500,000 and (2) we are then eligible to use Form S-3 (which at the earliest will occur twelve calendar months after the closing of this offering).

     However, in addition to certain other conditions and limitations, if requested to register shares of registrable shares, we can delay registration not more than once in any 12-month period and for not more than 90 days.

     These registration rights terminate with respect to each registrable share upon the first to occur of when the holder can transfer his or her registrable shares pursuant to Rule 144 or five years after the closing of this offering. In addition, the holders of these registration rights have entered into lockup agreements and waived their registration rights until 180 days following this offering.

ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS

     Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of Symyx by means of a tender offer;

     - the acquisition of Symyx by means of a proxy contest or otherwise; or

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Symyx to negotiate first with our board. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Symyx outweigh the disadvantages of discouraging these proposals because negotiation of any proposals of this type could result in an improvement of their terms.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. See "Management -- Board of Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Symyx, because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board or the president may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     Delaware Antitakeover Law. Symyx is subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner specified in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect by discouraging takeover attempts not approved in advance by the board of directors, that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Symyx. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Symyx.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our common stock is Norwest Bank Minnesota, N.A.


LISTING

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "SMMX."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual resale restrictions contained in agreements between us and our stockholders.


     Upon completion of this offering, we will have outstanding 27,761,014 shares of common stock based upon shares outstanding as of September 30, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options prior to completion of this offering. Of these shares, the 4,615,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. Of the remaining 23,146,014 shares of common stock, 23,146,014 shares held by existing stockholders are subject to lock-up agreements with the underwriters and/or us providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights to, any shares of common stock or any securities that are convertible into common stock, owned as of the date of this prospectus or subsequently acquired, for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701 under the Securities Act, none of these shares will be resellable until 181 days after the date of this prospectus. Credit Suisse First Boston may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements.



     Beginning 181 days after the date of this prospectus, approximately 22,976,457 shares will be eligible for sale in the public market. All of these shares will be subject to volume limitations under Rule 144, except 10,864,573 shares eligible for sale under Rule 144(k) and 2,189,091 shares eligible for sale under Rule 701. In some cases, these shares are subject to repurchase rights of Symyx.


     In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner and except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of common stock then outstanding, which will equal approximately 277,610 shares immediately after this offering; or


     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Symyx. Under Rule 144(k), a person who is not deemed to have been an affiliate of Symyx at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to Symyx who purchased shares pursuant to a written compensatory plan or contact may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their Rule 701 shares. However, all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or the receipt of the written consent of Credit Suisse First Boston more than 90 days after the date of this prospectus.


     After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our employee benefit plans. As of September 30, 1999, options to purchase a total of 2,002,041 shares were outstanding and 1,528,521 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates, will be available for immediate resale in the open market following expiration of the 180-day lock-up agreements.


     Also beginning six months after the date of this offering, holders of 15,991,849 restricted shares will be entitled to registration rights on these shares for sale in the public market. See "Description of Capital
Stock -- Registration Rights." Registration of these shares under the Securities Act would result in their becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                      , 1999, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Invemed Associates LLC and Schroder & Co. Inc. are acting as representatives, the following respective numbers of shares of common stock:


                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Invemed Associates LLC......................................
Schroder & Co. Inc. ........................................
                                                              ---------
          Total.............................................  4,615,000
                                                              =========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 692,250 additional shares of common stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.


     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation we will pay:

                                        PER SHARE                           TOTAL
                             -------------------------------   -------------------------------
                                WITHOUT            WITH           WITHOUT            WITH
                             OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                             --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us...    $                $                $                $

     We estimate that our out-of-pocket expenses for this offering will be approximately $1 million.

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We, our executive officers, directors and our existing stockholders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.


     The underwriters have reserved for sale, at the initial public offering price, up to 923,000 shares of common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. This group may include Alejandro Zaffaroni, Peter Schultz and RA Investments, each of whom is an existing stockholder of ours, who have expressed an interest in acquiring up to 884,500 shares of common stock in the offering, based upon an assumed initial public offering price of $13.00 per share. Dr. Schulz is also one of our directors. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


     We have made application to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "SMMX."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price included:

     - the history of and prospects for the industry in which we will compete;

     - the ability of our management;

     - our prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We can offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act:

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and
(iii) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for Symyx by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Pillsbury Madison & Sutro LLP, Palo Alto, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus. As of September 30, 1999, an investment partnership and a member of Wilson Sonsini Goodrich & Rosati beneficially owned an aggregate of 77,777 shares of common stock of Symyx. Mario
M. Rosati, one of our directors and our secretary, is a member of Wilson Sonsini Goodrich & Rosati.


                                    EXPERTS


     Ernst & Young, LLP, independent auditors, have audited our financial statements at December 31, 1997 and 1998 and September 30, 1999, and for each of the three years in the period ended December 31, 1998 and for the nine months ended September 30, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Symyx, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public References Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Symyx, that file electronically with the Securities and Exchange Commission.

                            SYMYX TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statement of Stockholders' Equity...........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Symyx Technologies, Inc.


     We have audited the accompanying balance sheets of Symyx Technologies, Inc. as of December 31, 1997 and 1998 and September 30, 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Symyx Technologies, Inc. at December 31, 1997 and 1998 and September 30, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.



                                          /s/ Ernst & Young LLP


Palo Alto, California

October 8, 1999, except as to


the third paragraph of Note 1 for


which the date is October 22, 1999.

                            SYMYX TECHNOLOGIES, INC.

                                 BALANCE SHEETS


                                                                                                              PRO FORMA
                                                                                                            STOCKHOLDERS'
                                                               DECEMBER 31,                                   EQUITY AT
                                                        --------------------------     SEPTEMBER 30,      SEPTEMBER 30, 1999
                                                           1997           1998              1999               (NOTE 1)
                                                        -----------   ------------   ------------------   ------------------
                                                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 3,841,237   $ 14,042,755      $ 13,627,711
  Short-term investments..............................   10,530,855      9,338,897         1,500,000
  Accounts receivable.................................           --        626,088         1,093,840
  Other current assets................................      864,387        838,816         1,854,500
                                                        -----------   ------------      ------------
Total current assets..................................   15,236,479     24,846,556        18,076,051
Property and equipment, net...........................   13,320,423     16,109,920        17,232,341
Long-term investments.................................    6,241,920     11,738,965        24,755,534
Other assets..........................................       62,470        208,025           563,479
                                                        -----------   ------------      ------------
                                                        $34,861,292   $ 52,903,466      $ 60,627,405
                                                        ===========   ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued liabilities......  $ 1,887,428   $  1,676,000      $  1,986,030
  Accrued compensation and employee benefits..........      203,630        416,253           579,808
  Deferred rent.......................................      286,988        446,282           469,905
  Deferred revenue....................................    1,883,699      4,171,429         9,129,896
  Current portion of equipment and facility loans.....    1,114,638      2,435,836         3,082,678
                                                        -----------   ------------      ------------
Total current liabilities.............................    5,376,383      9,145,800        15,248,317
Equipment and facility loans..........................    4,454,943      7,591,793         7,014,264
Commitments
Stockholders' equity:
Preferred stock, $0.001 par value, 23,650,000 shares
  authorized, issuable in series:
  Series A convertible, 1,000,000 shares designated,
    issued and outstanding (no shares outstanding pro
    forma); aggregate liquidation preference of
    $500,000..........................................      500,000        500,000             1,000         $         --
  Series B convertible, 8,650,000 shares designated,
    8,600,687 shares issued and outstanding (no shares
    outstanding pro forma); aggregate liquidation
    preference of $12,901,030.........................   12,869,171     12,869,171             8,601                   --
  Series C convertible, 8,000,000 shares designated,
    6,750,284 shares issued and outstanding (no shares
    outstanding pro forma); aggregate liquidation
    preference of $20,250,852.........................   20,231,584     20,231,584             6,750                   --
  Series D convertible, 6,000,000 shares designated,
    4,210,185 shares issued and outstanding (no shares
    outstanding pro forma); aggregate liquidation
    preference of $18,945,832.........................           --     18,909,685             4,210                   --
Common stock, $0.001 par value, 50,000,000 shares
  authorized, 3,759,772, 6,225,475 and 7,154,165
  shares issued and outstanding at December 31, 1997,
  December 31, 1998 and September 30, 1999,
  respectively (23,146,014 shares outstanding pro
  forma)..............................................      205,073        849,347             7,154               23,146
Class B common stock, no par value, no shares
  authorized, issued and outstanding (93,333 shares at
  December 31, 1997)..................................        1,200             --                --                   --
Additional paid-in capital............................           --        559,556        59,795,355           59,799,924
Stockholder notes receivable..........................           --       (397,750)         (731,350)            (731,350)
Deferred stock compensation...........................           --       (442,217)       (2,838,064)          (2,838,064)
Unrealized gain (loss) on investments.................        7,891        (43,823)          (58,095)             (58,095)
Accumulated deficit...................................   (8,784,953)   (16,869,680)      (17,830,737)         (17,830,737)
                                                        -----------   ------------      ------------         ------------
Total stockholders' equity............................   25,029,966     36,165,873        38,364,824         $ 38,364,824
                                                        -----------   ------------      ------------         ============
Total liabilities and stockholder's equity............  $34,861,292   $ 52,903,466      $ 60,627,405
                                                        ===========   ============      ============


                               See accompanying notes.

                            SYMYX TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS


                                                                                NINE MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                               -----------------------------------------    --------------------------
                                  1996           1997           1998           1998           1999
                               -----------    -----------    -----------    -----------    -----------
                                                                            (UNAUDITED)
Revenue from
  collaborations.............  $        --    $ 4,806,301    $13,786,836    $10,035,136    $22,529,624
Operating costs and expenses:
Research and development.....    2,482,776      8,763,679     17,639,884     13,298,523     16,787,169
General and administrative...      567,377      2,129,285      4,500,462      3,350,455      4,640,570
Amortization of deferred
  compensation...............           --             --        117,339          8,537      2,794,386
                               -----------    -----------    -----------    -----------    -----------
Total operating expenses.....    3,050,153     10,892,964     22,257,685     16,657,515     24,222,125
                               -----------    -----------    -----------    -----------    -----------
Income (loss) from
  operations.................   (3,050,153)    (6,086,663)    (8,470,849)    (6,622,379)    (1,692,501)
Interest income..............      374,733        842,853      1,117,514        773,315      1,500,160
Interest and other expense...       (5,763)      (351,725)      (731,392)      (543,843)      (768,716)
                               -----------    -----------    -----------    -----------    -----------
Net income (loss)............  $(2,681,183)   $(5,595,535)   $(8,084,727)   $(6,392,907)   $  (961,057)
                               ===========    ===========    ===========    ===========    ===========
Basic and diluted net loss
  per share..................  $     (1.24)   $     (1.97)   $     (2.11)   $     (1.75)   $     (0.17)
                               ===========    ===========    ===========    ===========    ===========
Shares used in computing
  basic and diluted net loss
  per share..................    2,168,095      2,844,646      3,829,060      3,655,774      5,546,445
                               ===========    ===========    ===========    ===========    ===========
Pro forma basic and diluted
  net loss per share
  (unaudited)................                                $     (0.46)                  $     (0.04)
                                                             ===========                   ===========
Shares used in computing pro
  forma basic and diluted net
  loss per share
  (unaudited)................                                 17,736,765                    21,538,294
                                                             ===========                   ===========


                               See accompanying notes.

                            SYMYX TECHNOLOGIES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY


                                          PREFERRED STOCK             COMMON STOCK         ADDITIONAL    STOCKHOLDER     DEFERRED
                                     -------------------------   -----------------------     PAID-IN        NOTES         STOCK
                                       SHARES        AMOUNT       SHARES       AMOUNT        CAPITAL     RECEIVABLE    COMPENSATION
                                     ----------   ------------   ---------   -----------   -----------   -----------   ------------
Balance at December 31, 1995.......          --   $         --   2,076,666   $     2,670   $        --    $      --    $        --
Issuance of common stock...........          --             --   1,231,362        99,228            --           --             --
Issuance of Class B common stock...          --             --     116,666         1,500            --           --             --
Issuance of Series A preferred
 stock upon conversion of loan from
 officer...........................   1,000,000        500,000          --            --            --           --             --
Issuance of Series B preferred
 stock for cash, net of issuance
 costs of $31,860..................   8,600,687     12,869,171          --            --            --           --             --
Net income (loss) and comprehensive
 income (loss) for year ended
 December 31, 1996.................          --             --          --            --            --           --             --
                                     ----------   ------------   ---------   -----------   -----------    ---------    -----------
Balance at December 31, 1996.......   9,600,687     13,369,171   3,424,694       103,398            --           --             --
Issuance of common stock...........          --             --     471,188       103,425            --           --             --
Issuance of Series C preferred
 stock for cash, net of issuance
 costs of $19,268..................   6,750,284     20,231,584          --            --            --           --             --
Repurchase of common stock (19,444
 shares) and Class B common stock
 (23,333 shares)...................          --             --     (42,777)         (550)           --           --             --
Comprehensive income (loss):
 Unrealized gain (loss) on
   available-for-sale securities...          --             --          --            --            --           --             --
 Net income (loss) for the year
   ended December 31, 1997.........          --             --          --            --            --           --             --
 Comprehensive loss................          --             --          --            --            --           --             --
                                     ----------   ------------   ---------   -----------   -----------    ---------    -----------
Balance at December 31, 1997.......  16,350,971     33,600,755   3,853,105       206,273            --           --             --
Issuance of Series D preferred
 stock for cash, net of issuance
 costs of $36,148..................   4,143,518     18,609,685          --            --            --           --             --
Issuance of common stock...........          --             --   1,532,370       643,074            --     (397,750)            --
Conversion of Class B common stock
 to common stock on a 1:10 basis...          --             --     840,000            --            --           --             --
Issuance of Series D preferred
 stock as consideration for
 technology rights.................      66,667        300,000          --            --            --           --             --
Deferred stock compensation........          --             --          --            --       559,556           --       (559,556)
Amortization of deferred stock
 compensation......................          --             --          --            --            --           --        117,339
Comprehensive income (loss):
 Net income (loss) for the year
   ended December 31,1998..........          --             --          --            --            --           --             --
 Unrealized gain (loss) on
   available-for-sale securities...          --             --          --            --            --           --             --
 Comprehensive income (loss).......          --             --          --            --            --           --             --
                                     ----------   ------------   ---------   -----------   -----------    ---------    -----------
Balance at December 31, 1998.......  20,561,156     52,510,440   6,225,475       849,347       559,556     (397,750)      (442,217)
Issuance of common stock...........          --             --     961,355       744,994            --     (361,050)            --
Repurchase of common stock.........          --             --     (32,665)      (31,500)           --       27,450             --
Deferred stock compensation........          --             --          --            --    (5,190,233)          --      5,190,233
Amortization of deferred stock
 compensation......................          --             --          --            --            --           --      2,794,386
Reincorporation in Delaware........          --    (52,489,879)         --    (1,555,687)   54,045,566           --             --
Comprehensive income (loss):
 Net income (loss) for the nine
   months ended September 30,
   1999............................          --             --          --            --            --           --             --
 Unrealized gain (loss) on
   available for sale securities...          --             --          --            --            --           --             --
 Comprehensive income (loss).......          --             --          --            --            --           --             --
                                     ----------   ------------   ---------   -----------   -----------    ---------    -----------
Balance as of September 30, 1999...  20,561,156   $     20,561   7,154,165   $     7,154   $59,795,355    $(731,350)   $(2,838,064)
                                     ==========   ============   =========   ===========   ===========    =========    ===========

                                     UNREALIZED
                                        GAIN                          TOTAL
                                      (LOSS) ON    ACCUMULATED    STOCKHOLDERS'
                                     INVESTMENTS     DEFICIT         EQUITY
                                     -----------   ------------   -------------
Balance at December 31, 1995.......   $      --    $   (508,235)   $  (505,565)
Issuance of common stock...........          --              --         99,228
Issuance of Class B common stock...          --              --          1,500
Issuance of Series A preferred
 stock upon conversion of loan from
 officer...........................          --              --        500,000
Issuance of Series B preferred
 stock for cash, net of issuance
 costs of $31,860..................          --              --     12,869,171
Net income (loss) and comprehensive
 income (loss) for year ended
 December 31, 1996.................          --      (2,681,183)    (2,681,183)
                                      ---------    ------------    -----------
Balance at December 31, 1996.......          --      (3,189,418)    10,283,151
Issuance of common stock...........          --              --        103,425
Issuance of Series C preferred
 stock for cash, net of issuance
 costs of $19,268..................          --              --     20,231,584
Repurchase of common stock (19,444
 shares) and Class B common stock
 (23,333 shares)...................          --              --           (550)
Comprehensive income (loss):
 Unrealized gain (loss) on
   available-for-sale securities...       7,891              --          7,891
 Net income (loss) for the year
   ended December 31, 1997.........          --      (5,595,535)    (5,595,535)
                                                                   -----------
 Comprehensive loss................          --              --     (5,587,644)
                                      ---------    ------------    -----------
Balance at December 31, 1997.......       7,891      (8,784,953)    25,029,966
Issuance of Series D preferred
 stock for cash, net of issuance
 costs of $36,148..................          --              --     18,609,685
Issuance of common stock...........          --              --        245,324
Conversion of Class B common stock
 to common stock on a 1:10 basis...          --              --             --
Issuance of Series D preferred
 stock as consideration for
 technology rights.................          --              --        300,000
Deferred stock compensation........          --              --             --
Amortization of deferred stock
 compensation......................          --              --        117,339
Comprehensive income (loss):
 Net income (loss) for the year
   ended December 31,1998..........          --      (8,084,727)    (8,084,727)
 Unrealized gain (loss) on
   available-for-sale securities...     (51,714)             --        (51,714)
                                                                   -----------
 Comprehensive income (loss).......          --              --     (8,136,441)
                                      ---------    ------------    -----------
Balance at December 31, 1998.......     (43,823)    (16,869,680)    36,165,873
Issuance of common stock...........          --              --        383,944
Repurchase of common stock.........          --              --         (4,050)
Deferred stock compensation........          --              --             --
Amortization of deferred stock
 compensation......................          --              --      2,794,386
Reincorporation in Delaware........          --              --             --
Comprehensive income (loss):
 Net income (loss) for the nine
   months ended September 30,
   1999............................          --        (961,057)      (961,057)
 Unrealized gain (loss) on
   available for sale securities...     (14,272)             --        (14,272)
                                                                   -----------
 Comprehensive income (loss).......          --              --       (975,329)
                                      ---------    ------------    -----------
Balance as of September 30, 1999...   $ (58,095)   $(17,830,737)   $38,364,824
                                      =========    ============    ===========


                            See accompanying notes.

                            SYMYX TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                                  NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                 -----------------------------------------   ---------------------------
                                                    1996           1997           1998           1998           1999
                                                 -----------   ------------   ------------   ------------   ------------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..............................  $(2,681,183)  $ (5,595,535)  $ (8,084,727)  $ (6,392,907)  $   (961,057)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization................      200,334      1,031,258      3,090,533      2,752,648      3,234,303
  Deferred compensation amortization...........           --             --        117,339          8,537      2,794,386
  Issuance of preferred stock as consideration
    for technology rights......................           --             --        300,000             --             --
  Common shares issued and contribution of
    capital in consideration of services
    rendered...................................       10,000             --             --             --             --
  Changes in assets and liabilities:
    Other current assets.......................     (249,635)      (614,752)        25,571         12,484     (1,015,684)
    Accounts receivable........................           --             --       (626,088)      (424,910)      (467,752)
    Accounts payable and other current
      liabilities..............................      276,391      1,540,149       (211,428)    (1,095,017)       310,030
    Deferred revenue...........................           --      1,883,699      2,287,730     (1,205,783)     4,958,467
    Deferred rent..............................           --        286,988        159,294        143,545         23,623
    Accrued compensation and employee
      benefits.................................       43,870        159,760        212,623        166,686        163,555
    Other long-term assets.....................      (55,119)        (7,351)      (145,555)       (35,009)      (355,454)
                                                 -----------   ------------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities...................................   (2,455,342)    (1,315,784)    (2,874,708)    (6,069,726)     8,684,417
                                                 -----------   ------------   ------------   ------------   ------------

INVESTING ACTIVITIES
Purchase of property and equipment, net........   (1,329,770)   (13,218,044)    (5,808,609)    (4,747,212)    (4,060,959)
Purchase of investments........................   (5,978,859)   (35,036,081)   (20,053,101)    (2,707,714)   (14,530,285)
Proceeds from sales of investments.............           --     12,917,486      1,274,879      1,274,879             --
Proceeds from maturities of investments........           --     11,332,570     14,350,000     11,500,000      9,050,000
                                                 -----------   ------------   ------------   ------------   ------------
Net cash provided by (used in) investing
  activities...................................   (7,308,629)   (24,004,069)   (10,236,831)     5,319,953     (9,541,244)
                                                 -----------   ------------   ------------   ------------   ------------

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock, net
  of issuance costs............................   12,869,171     20,231,584     18,609,685      6,233,745             --
Proceeds from issuance of common stock, net of
  repurchases..................................       90,728        102,875        245,324        232,934        372,470
Proceeds from loan from officer................      696,137             --             --             --             --
Repayment of loan from officer.................     (650,000)            --             --             --             --
Principal payments on equipment and facility
  loans........................................           --       (430,419)    (1,166,310)      (821,383)    (1,956,489)
Proceeds from equipment and facility loans.....           --      6,000,000      5,624,358             --      2,025,802
                                                 -----------   ------------   ------------   ------------   ------------
Net cash provided by financing activities......   13,006,036     25,904,040     23,313,057      5,645,296        441,783
                                                 -----------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents..................................    3,242,065        584,187     10,201,518      4,895,523       (415,044)
Cash and cash equivalents at beginning of
  period.......................................       14,985      3,257,050      3,841,237      3,841,237     14,042,755
                                                 -----------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of period.....  $ 3,257,050   $  3,841,237   $ 14,042,755   $  8,736,760   $ 13,627,711
                                                 ===========   ============   ============   ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid..................................  $     5,763   $    406,229   $    733,077   $    543,035   $    811,318
                                                 ===========   ============   ============   ============   ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Conversion of loan from officer to preferred
  stock........................................  $   500,000   $         --   $         --   $         --   $         --
                                                 ===========   ============   ============   ============   ============
Exercise of stock options for notes
  receivable...................................  $        --             --   $    397,750   $    397,750   $    333,600
                                                 ===========   ============   ============   ============   ============


                               See accompanying notes.

                            SYMYX TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS


     Symyx Technologies, Inc. (the "Company"), was incorporated on September 20, 1994 in the state of California to research, develop, manufacture and market products through the application of combinatorial technologies in the area of materials science. In February 1999, the Company completed a reincorporation in the state of Delaware. As a result, the statement of stockholders equity in 1999 includes a reclassification to reflect the issuance of $.001 par value preferred stock and common stock. To date, the Company's operations have involved research and development activities, a significant portion of which has been funded by collaborative partners. The Company has had no revenues from product sales through September 30, 1999.



     In August 1999, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the preferred stock outstanding will automatically convert into 15,991,849 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.



     On October 22, 1999, the stockholders approved a nine-for-seven reverse split of the Company's common stock. All share and per share amounts in the accompanying financial statements have been adjusted retroactively.


INTERIM FINANCIAL INFORMATION


     The financial information for the nine months ended September 30, 1998 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the interim period are not necessarily indicative of the results to be expected for any subsequent nine-month period nor for the entire year.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS, SHORT-TERM AND LONG-TERM INVESTMENTS

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents; investments with maturities between three and twelve months from the date of purchase are considered to be short-

                            SYMYX TECHNOLOGIES, INC.

term investments; investments with maturities greater than twelve months from the date of purchase are considered to be long-term investments. By policy, the Company restricts its investments to instruments with maturities of less than twenty-four months.


     The Company invests its excess cash primarily in deposits with banks and short-term and medium-term marketable securities. These investments primarily include corporate notes, money market funds and U.S. treasury notes. By policy, the Company restricts its investments to long-term bank obligations rated "A" or higher and short-term obligations rated "P1" or higher by Moody's or "A1" or higher by Standard & Poor's ("S&P"), and corporate obligations, including intermediate term notes rated "A" or higher and commercial paper rated "P1" or higher by Moody's, or "A1" or higher by S&P.



     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such determination as of each balance sheet date. Through September 30, 1999, the Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. The estimated fair value amounts have been determined by the Company using available market information and commonly used valuation methodologies.


     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are also included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends are included in interest income.

     The following is a summary of the fair value of available-for-sale securities:


                                       DECEMBER 31,
                                --------------------------    SEPTEMBER 30,
                                   1997           1998            1999
                                -----------    -----------    -------------
U.S. Treasury securities......  $   400,001    $        --     $        --
Money market funds............    3,212,210     11,242,137       9,592,855
U.S. Corporate securities.....   13,359,470     21,267,862      30,125,751
                                -----------    -----------     -----------
Total.........................  $16,971,681    $32,509,999     $39,718,606
                                ===========    ===========     ===========


     Above amounts are included in the following:


                                       DECEMBER 31,
                                --------------------------    SEPTEMBER 30,
                                   1997           1998            1999
                                -----------    -----------    -------------
Cash and cash equivalents.....  $   198,906    $11,432,137     $13,463,072
Short-term investments........   10,530,855      9,338,897       1,500,000
Long-term investments.........    6,241,920     11,738,965      24,755,534
                                -----------    -----------     -----------
Total.........................  $16,971,681    $32,509,999     $39,718,606
                                ===========    ===========     ===========

                            SYMYX TECHNOLOGIES, INC.

     Following is a reconciliation of cash and cash equivalents:


                                       DECEMBER 31,
                                 -------------------------    SEPTEMBER 30,
                                    1997          1998            1999
                                 ----------    -----------    -------------
Available-for-sale
  securities...................  $  198,906    $11,432,137     $13,463,072
Cash and bank accounts.........   3,642,331      2,610,618         164,639
                                 ----------    -----------     -----------
Total cash and cash
  equivalents..................  $3,841,237    $14,042,755     $13,627,711
                                 ==========    ===========     ===========


     Unrealized gains and losses are not material, and have, therefore, not been shown separately; however, they have been included as a separate component in the statement of stockholders' equity. Gross realized gains and losses on sales of available-for-sale securities were immaterial.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed on the straight-line method using a life of three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the assets.

     Property and equipment consists of the following:


                                       DECEMBER 31,
                                --------------------------    SEPTEMBER 30,
                                   1997           1998            1999
                                -----------    -----------    -------------
Machinery and equipment.......  $ 4,026,939    $ 7,128,440     $ 8,805,463
Computers and software........      911,380      1,469,014       2,023,136
Leasehold improvements........    8,442,276     10,412,719      10,740,354
Construction in progress......      603,623        346,632       1,386,073
Furniture and fixtures........      273,103        461,443         483,984
                                -----------    -----------     -----------
                                 14,257,321     19,818,248      23,439,010
Less accumulated depreciation
  and amortization............     (936,898)    (3,708,328)     (6,206,669)
                                -----------    -----------     -----------
Property and equipment, net...  $13,320,423    $16,109,920     $17,232,341
                                ===========    ===========     ===========



     Equipment which has been collateralized as security for the Company's three loan agreements is included in property and equipment. At December 31, 1997 and 1998, and September 30, 1999, property and equipment collateralized was $6,000,000, $13,180,000 and $15,200,000 with accumulated depreciation of
$140,000, $3,060,000 and $5,300,000, respectively.


REVENUE RECOGNITION


     The Company recognizes revenues from research collaboration agreements and government grants as earned based upon the performance requirements of the agreements. Payments received prior to performance are deferred and recognized as revenue when earned over future performance periods. Collaboration agreements generally specify minimum levels of research effort required to be performed by the Company. Payments

                            SYMYX TECHNOLOGIES, INC.

received under research collaboration agreements are not refundable if the research effort is not successful.


RESEARCH AND DEVELOPMENT

     Research and development expenditures, including direct and allocated expenses, are charged to operations as incurred.

STOCK-BASED COMPENSATION

     The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. As allowed under the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for stock awards to employees. Accordingly, no compensation expense is recognized in the Company's financial statements in connection with stock options granted to employees at fair value. Deferred compensation for options granted to employees is determined as the difference between the deemed fair market value of the Company's common stock on the date options were granted and the exercise price.

     Deferred compensation for options granted to nonemployees has been determined in accordance with SFAS 123 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred compensation for options granted to nonemployees is periodically remeasured as the underlying options vest.

NET LOSS PER SHARE

     Basic and diluted net loss per common share are presented in conformity with the Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS 128") for all periods presented. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.


     In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the year ended December 31, 1998 and the nine months ended September 30, 1999 as described above, and also gives effect to the conversion of the convertible preferred stock, which will automatically convert to common stock immediately prior to the completion of

                            SYMYX TECHNOLOGIES, INC.

the Company's initial public offering, (using the if-converted method) from the original date of issuance.


     The following table presents the calculation of basic, diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):


                                                              NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                           -----------------------------    ----------------------
                            1996       1997       1998         1998         1999
                           -------    -------    -------    -----------    -------
                                                            (UNAUDITED)
Net loss.................  $(2,681)   $(5,596)   $(8,085)     $(6,393)     $  (961)
                           =======    =======    =======      =======      =======
Basic and diluted:
  Weighted-average shares
     of common stock
     outstanding.........    2,923      3,474      4,659        4,458        6,840
  Less: weighted-average
     shares subject to
     repurchase..........     (755)      (629)      (830)        (802)      (1,294)
                           -------    -------    -------      -------      -------
  Weighted-average shares
     used in computing
     basic and diluted
     net loss per
     share...............    2,168      2,845      3,829        3,656        5,546
                           =======    =======    =======      =======      =======
Basic and diluted net
  loss per share.........  $ (1.24)   $ (1.97)   $ (2.11)     $ (1.75)     $ (0.17)
                           =======    =======    =======      =======      =======
Pro forma:
  Net loss...............                        $(8,085)                  $  (961)
                                                 =======                   =======
  Shares used above......                          3,829                     5,546
  Pro forma adjustment to
     reflect weighted
     effect of assumed
     conversion of
     convertible
     preferred stock.....                         13,908                    15,992
                                                 -------                   -------
  Shares used in
     computing pro forma
     basic and diluted
     net loss per
     share...............                         17,737                    21,538
                                                 =======                   =======
  Pro forma basic and
     diluted net loss per
     share...............                        $ (0.46)                  $ (0.04)
                                                 =======                   =======


     The Company has excluded all convertible preferred stock, convertible class B common stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are antidilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options,

                            SYMYX TECHNOLOGIES, INC.

was 9,302,409, 15,558,813 and 18,862,072 for the years ended December 31, 1996,
1997 and 1998, respectively, and 19,918,048 and 19,318,912 for the nine months ended September 30, 1998 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share. See Note 4 for further information on these securities.


COMPREHENSIVE INCOME (LOSS)

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". The only component of other comprehensive income (loss) is unrealized gains and losses on available-for-sale securities. Comprehensive loss has been disclosed in the consolidated statement of stockholders' equity for all periods presented.

SEGMENT REPORTING

     Effective in January 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in only one segment. Accordingly, the adoption of this Statement had no impact on the Company's financial statements.

EFFECT OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which will be effective for the year ending 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company believes the adoption of SFAS 133 will not have a material effect on the financial statements, since it currently does not engage in hedging activities.


     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). "SOP 98-1" requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The adoption of SOP 98-1, as required in 1999, has not had a material impact on the Company's financial position or results of operations. The Company expenses as incurred the costs associated with developing software for use in research and development activities in accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs" and related interpretations.

                            SYMYX TECHNOLOGIES, INC.

2. RESEARCH AND DEVELOPMENT ARRANGEMENTS


     In March 1998, the Company entered into a collaboration agreement with Bayer AG that was subsequently expanded in May 1998, January 1999 and September 1999. The January 1999 portion of the expanded collaboration is a new three year agreement, the September 1999 amendment expands the term of the March 1998 agreement through December 2000. The agreements are noncancellable other than for material breach or certain other conditions. The partnership is focused on the discovery of catalysts, polymers, and electronic materials. The Company is responsible for performing research at levels defined in the agreement, including synthesis, screening and informatics. Bayer is entitled to develop and commercialize materials discovered in or under the collaboration within the defined field. Under the terms of the expanded agreement, the Company will receive $36,000,000 in guaranteed research funding and up to $60,000,000 if extended through mutual agreement. In addition, in 1998 Bayer Innovation, a corporate venture fund of Bayer AG, made an investment of $5,000,000 in the Company's Series D convertible preferred stock on the same terms as other financial investors. The Company will also receive royalties or milestone payments on the sale of any products developed out of the collaboration. During the year ending December 31, 1998, the Company recognized net revenue of $5,242,000 in connection with this collaboration. During the nine months ended September 30, 1999, the Company has recognized $7,190,000 in connection with this collaboration. Revenue in 1997 included $1,042,000 earned under a related interim agreement with Bayer.



     In September 1998, the Company entered into a three-year collaborative research agreement with Celanese Ltd. ("Celanese"). The agreement is noncancellable other than for material breach or in certain other conditions. Symyx may receive up to $20,000,000 of research funding under the terms of this agreement. The collaboration is focused on heterogeneous catalysis for commodity chemical applications, a program that began as part of a February 1997 broad research collaboration with Hoechst AG. The program was transferred from Hoechst to its chemical and acetate products subsidiary, Celanese, in keeping with Hoechst's decision to focus exclusively on life sciences. The Company is responsible for performing research at levels defined in the agreement, including synthesis, screening and informatics. Celanese is entitled to develop and commercialize materials discovered in or under collaboration within the defined field. The Company will receive royalties on the sale of products commercialized under this agreement. During the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company recognized net revenue of $4,783,000 and $2,750,000, respectively, in connection with the Celanese/Hoechst collaboration. The Company previously had a collaboration with Hoechst pursuant to which approximately $3,667,000 of research revenue was earned in 1997. Separately, in 1998 Hoechst's subsidiary, Aventis Research and Technologies, made an equity investment of $1,800,000 in the Company's Series D convertible preferred stock on the same terms as other financial investors. Included in this amount is 51,993 shares of Series D convertible preferred stock valued at $300,000 that was granted in consideration for the transfer of certain rights to technology, the value of which was included in research and development expense.


     During 1998, the Company was awarded grants from the U.S. Office of Naval Research Defense Advanced Research Projects Agency (DARPA) and the

                            SYMYX TECHNOLOGIES, INC.

U.S. Department of Energy. During the nine months ended September 30, 1999, the Company was awarded one additional grant from both the U.S. Office of Naval Research Defense Advanced Research Projects Agency (DARPA) and the U.S. Department of Energy. Under these collaboration arrangements, the Company will be reimbursed for research costs over various periods as specified in the agreements. During the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, revenue recognized in the aggregate under these grants was approximately $60,000, $1,011,000 and $1,997,000, respectively.



     In January 1999, the Company entered into a three-year collaboration agreement with the Dow Chemical Company to develop polyolefin catalysts primarily directed toward the identification of new catalyst systems for the production of a wide range of plastic products. The agreement is noncancellable other than for material breach or in certain other conditions. The Company is responsible for performing research at levels defined in the agreement, including synthesis screening and information. Bayer is entitled to develop and commercialize materials discovered in or under the collaboration within the defined field. Under the terms of the agreement, the Company will receive $18,000,000 in guaranteed research payments and fees, as well as royalties from polyolefin products sales resulting from the collaboration. During the nine months ended September 30, 1999, the Company has recognized $4,125,000 in connection with this collaboration.



     In December 1997, the Company entered into a six-month interim research funding agreement with The B.F. Goodrich Company to research polymers. The Company received $1,005,000 of research funding under the terms of this agreement. In August 1998, the interim agreement was expanded to a two-year collaborative research agreement. Under the terms of the expanded agreement, the Company would receive $3,810,000 of research funding of which $1,417,000 was received. The collaboration agreement was terminated by mutual agreement in April 1999. In consideration of the early termination of the agreement, the Company will receive $1,273,000 in three payments through December 1999. During the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company recognized $1,722,000 and $1,615,000, respectively, in connection with the interim, collaboration and termination agreements.



     During 1998 and the first nine months of 1999, the Company entered into multiyear research agreements with several additional corporations. Under these collaboration agreements, the Company will receive research funding over various periods and would be entitled to milestone payments or royalties for any products developed out of the collaboration. Revenue recognized in aggregate under these collaborations was approximately $1,028,000 and $4,853,000 during the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.


3. FACILITY LEASE AND OTHER COMMITMENTS

     The Company entered into an 11 year operating lease agreement for its facility commencing February 1, 1997, with rent payments commencing July 1, 1998. In May 1999, the Company entered into an eight-and-a-half-year operating lease agreement for an additional facility commencing October 1999.

                            SYMYX TECHNOLOGIES, INC.

     Rent expense, which is being recognized on a straight-line basis over the lease term, was approximately $142,000, $348,000, and $308,000 for the years ended December 31, 1996, 1997, and 1998, respectively, and $226,000 and $250,000 for the nine months ended September 30, 1998 and 1999, respectively. Future commitments under the operating lease for the facility are as follows:



                                                DECEMBER 31,   SEPTEMBER 30,
                                                    1998           1999
                                                ------------   -------------
1999..........................................   $  255,793     $  192,468
2000..........................................      274,270        683,984
2001..........................................      293,546        717,761
2002..........................................      313,182        751,904
2003..........................................      332,859        786,084
Thereafter....................................    1,562,634      3,692,934
                                                 ----------     ----------
                                                 $3,032,284     $6,825,135
                                                 ==========     ==========


     In connection with the build out of the Company's facility, the Company entered into a loan and security agreement in January 1997 for up to $6,000,000 (of which $5,000,000 may be used for leasehold improvements). Amounts drawn under the loan bear a weighted-average interest rate of 13.9%, have a term of 48 months and are secured by the building improvements financed. The Company issued 155,555 shares of common stock to the lender at $0.19 per share in January 1997 in connection with this arrangement. As of December 31, 1998, the Company has drawn the full amount available under the arrangement.


     In December 1998, the Company entered into loan and security arrangements for up to $10,000,000 with Transamerica Business Credit and LMSI Venture Finance. Amounts drawn under the loans will bear interest rates of approximately 8.5% to 10.0%, have a term of 48 months, and are secured by equipment financed by proceeds under the agreements. Under these agreements, $5,624,000 was drawn in 1998. An additional $2,026,000 was drawn under the agreement during the nine months ended September 30, 1999.



     Future principal payments under the loan agreements are as follows as of September 30, 1999:



1999......................................................  $   738,315
2000......................................................    3,171,133
2001......................................................    3,571,254
2002......................................................    2,302,383
2003......................................................      313,857
                                                            -----------
Total principal payments..................................  $10,096,942
                                                            ===========


     The carrying value of these loans approximates their fair value based on a comparison to debt arrangements with similar terms and conditions.

                            SYMYX TECHNOLOGIES, INC.

4. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK


     Concurrent with the Series D convertible preferred stock financing in 1998, the Company's Articles of Incorporation were amended. The Company is authorized to issue two classes of capital stock, designated, respectively, "common stock" and "preferred stock" with total authorized shares of 50,000,000 and 23,650,000, respectively.



     In September 1999, the board of directors approved an amendment to the Company's articles of incorporation to authorize 10,000,000 shares of undesignated preferred stock, for which the board of directors is authorized to fix the designation, powers, preferences and rights and an increase in the authorized number of shares of common stock to 100,000,000 shares.



     Each share of Series A, B, C, and D preferred stock is convertible into shares of common stock on a 0.7778-for-one basis, subject to adjustment resulting from future issuances of certain equity securities at a lower price per share. No such adjustments have been made to date. The preferred shares automatically convert into common stock immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in aggregate gross proceeds and the price per share is at least $6.00 (subject to adjustment for a recapitalization or certain other stock adjustments).



     Series A, B, C, and D preferred stockholders are entitled to annual noncumulative dividends at an annual rate of $0.05, $0.15, $0.30, and $0.50 per share, respectively, before and in preference to any dividends paid on common stock, when, as and if declared by the board of directors. No dividends have been declared or paid as of December 31, 1998 or September 30, 1999.


     The Series A, B, C, and D preferred stockholders are entitled to receive, upon liquidation, a distribution of $0.50, $1.50, $3.00, and $4.50 per share, respectively (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed to the common stockholders.

     If, upon liquidation, the assets and funds distributed among the preferred stockholders are insufficient to permit the entitled payment, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A, B, C, and D preferred shares in proportion to the aggregate preferential amounts owed to each such holder.

     The preferred stockholders have voting rights equal to the common shares they would own upon conversion.

COMMON STOCK


     Included in the common shares outstanding at December 31, 1997 and 1998 and September 30, 1999 are 736,048, 1,141,539 and 1,329,688 shares of common stock subject to repurchase rights, which generally expire ratably over four or five years from date of issuance. Certain of these shares were issued pursuant to full-recourse notes receivable

                            SYMYX TECHNOLOGIES, INC.

which bear interest at rates between 4.6% and 6.0% per annum and are due and payable on the earlier of 120 days after termination of the participant's employment with the Company, or on various dates beginning in February 2003. In 1998, the Company sold 525,000 shares of common stock to its Chief Executive Officer concurrent with the commencement of his employment. The shares are subject to the Company's right of repurchase, in the event of termination, which lapses over a four year period.



     As of September 30, 1999, the Company has reserved shares of common stock for future issuance as follows:



Stock option plans.................................   3,530,562
Preferred stock....................................  15,991,849
                                                     ----------
                                                     19,522,411
                                                     ==========


CLASS B COMMON STOCK


     In 1996, the Company issued 116,666 shares of Class B common stock to a founder and director of the Company. The Class B shares were convertible at the option of the holder at an initial conversion ratio of one-for-one, subject to adjustment for subsequent issuances of common stock or equity securities convertible into common stock, up to a maximum exchange ratio of one-for-ten. The purpose of the arrangement was to accommodate the founder's employment agreement with a third party institution which precluded ownership in companies above a specified percentage. In December 1998, all class B common stock was converted into common stock at a conversion ratio of 1 for 10. On an as-converted basis, the founder paid the same consideration per share of common stock as other founding stockholders. The original transaction was accounted for as the sale of convertible equity securities, and no accounting recognition was given to the conversion of the Class B common stock.


STOCK OPTION PLANS

     The Company's 1996 Stock Option Plan was adopted in March 1996 and provides for the issuance of options for up to 1,153,444 shares of common stock to employees and consultants.


     During 1997, the Company's board of directors approved the adoption of the 1997 Stock Option Plan with terms and conditions the same as those of the 1996 Stock Option Plan (collectively, the "Plans"). The 1997 Stock Option Plan provides for the issuance of options for up to 5,055,556 shares of common stock to employee and consultants. In September 1999, the Company's board of directors approved an annual increase, beginning in fiscal year 2000, in the number of shares of common stock reserved for issuance under the 1997 Stock Plan equal to the lesser of 1,500,000 shares, 4% of the outstanding shares on the date of the annual increase, or a lesser amount as determined by the board of directors.


     Stock options granted under the Plans may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to

                            SYMYX TECHNOLOGIES, INC.

employees or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. The options expire no more than 10 years after the date of grant or earlier if employment or relationship as a director or consultant is terminated. If, at the time the Company grants an option, the optionee owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value on the date of grant and shall not be exercisable more than five years after the date of grant. The board of directors shall determine the times during the term when the options may be exercised and the number of shares for which an option may be granted. Options may be granted with different vesting terms from time to time but will provide for annual vesting of at least 20% of the total number of shares subject to the option. The Company allows early exercise of options, subject to repurchase rights until such options are fully vested.


     A summary of activity under the 1996 and 1997 Stock Option Plans is as follows:



                                                OUTSTANDING STOCK OPTIONS
                                      ---------------------------------------------
                                                                          WEIGHTED-
                                                                           AVERAGE
                                      NUMBER OF          EXERCISE         EXERCISE
                                        SHARES            PRICE             PRICE
                                      ----------      --------------      ---------
Options granted.....................   1,130,733      $0.01 - $0.19         $0.19
Options exercised...................    (238,515)         $0.19             $0.19
                                      ----------
Balance at December 31, 1996........     892,218      $0.01 - $0.19         $0.19

Options granted.....................   1,611,997      $0.19 - $0.39         $0.32
Options exercised...................    (315,643)     $0.01 - $0.39         $0.23
Options canceled....................     (46,988)         $0.19             $0.19
                                      ----------
Balance at December 31, 1997........   2,141,584      $0.01 - $0.39         $0.28

Options granted.....................   1,205,430      $0.39 - $0.96         $0.71
Options exercised...................  (1,162,909)     $0.19 - $0.96         $0.28
Options canceled....................    (229,885)     $0.19 - $0.58         $0.26
                                      ----------
Balance at December 31, 1998........   1,954,220      $0.19 - $0.96         $0.54

Options granted.....................   1,233,771      $0.96 - $11.57        $3.35
Options exercised...................    (961,365)     $0.19 - $ 3.86        $0.77
Options canceled....................    (224,585)     $0.19 - $ 1.93        $0.63
                                      ----------
Balance at September 30, 1999.......   2,002,041      $0.19 - $11.57        $2.14
                                      ==========



     At December 31, 1996, 1997, 1998, and September 30, 1999, vested and outstanding options for 60,660, 542,676, 282,412, and 349,353 shares were exercisable at weighted-average exercise prices of $0.19, $0.30, $0.35, and $1.99, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 1996, 1997, 1998 and the nine months ended September 30, 1999 was $0.10, $0.16, $0.35, and $1.67, respectively. At December 31, 1998, options for shares of common stock available for future grants under the 1996 and 1997 Stock Option Plans are 121,222 and

                            SYMYX TECHNOLOGIES, INC.

860,838, respectively. At September 30, 1999, options for shares of common stock available for future grants under the 1996 and 1997 stock option plans are 121,222 and 1,407,299, respectively.


     An analysis of options outstanding at December 31, 1998 is as follows:


                                                                      OPTIONS VESTED
                                 WEIGHTED-                     -----------------------------
                  OPTIONS         AVERAGE                        OPTIONS
               OUTSTANDING AT    REMAINING      WEIGHTED-       VESTED AT       WEIGHTED-
  EXERCISE      DECEMBER 31,    CONTRACTUAL      AVERAGE       DECEMBER 31,      AVERAGE
    PRICE           1998           LIFE       EXERCISE PRICE       1998       EXERCISE PRICE
-------------  --------------   -----------   --------------   ------------   --------------
                                (IN YEARS)
    $0.19          436,291         7.92           $0.19          127,590          $0.19
    $0.38          854,736         8.98           $0.38          132,871          $0.38
    $0.58           15,554         9.35           $0.58               --          $0.58
    $0.96          647,639         9.66           $0.96           21,951          $0.96
                 ---------                                       -------
$0.19 - $0.96    1,954,220         8.97           $0.54          282,412          $0.35
                 =========                                       =======



     An analysis of options outstanding at September 30, 1999 is as follows:



                                                                        OPTIONS VESTED
                                  WEIGHTED-                     ------------------------------
                   OPTIONS         AVERAGE                         OPTIONS
                OUTSTANDING AT    REMAINING      WEIGHTED-        VESTED AT       WEIGHTED-
   EXERCISE     SEPTEMBER 30,    CONTRACTUAL      AVERAGE       SEPTEMBER 30,      AVERAGE
    PRICE            1999           LIFE       EXERCISE PRICE       1999        EXERCISE PRICE
--------------  --------------   -----------   --------------   -------------   --------------
                                 (IN YEARS)
    $0.19           219,812         7.06           $0.19            92,196          $ 0.19
    $0.38           385,257         8.18           $0.38            87,881          $ 0.38
$0.57 - $ 0.96      602,621         9.05           $0.95            86,953          $ 0.94
$1.92 - $ 3.85      581,248         9.58           $3.05            43,791          $ 2.71
$6.42 - $11.57      213,103         9.89           $7.35            38,532          $11.51
                  ---------         ----           -----           -------          ------
                  2,002,041         8.91           $2.14           349,353          $ 1.99


     Pro forma net loss information is required by SFAS 123, computed as if the Company had accounted for its employee stock options granted under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions:


                                   1996       1997       1998       1999
                                  -------    -------    -------    -------
Expected dividend yield.........    0%         0%         0%         0%
Risk-free interest rate.........   6.29%      6.11%      5.25%      5.5%
Expected life...................  5 years    5 years    5 years    5 years

                            SYMYX TECHNOLOGIES, INC.

     Had the Company valued its stock options according to the fair value provisions of SFAS 123, pro forma net income (loss) and pro forma net income
(loss) per share would have been as follows (in thousands):


                                   YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                  ---------------------------   -------------
                                   1996      1997      1998         1999
                                  -------   -------   -------   -------------
Net income (loss):
  As reported...................  $(2,681)  $(5,596)  $(8,085)     $  (961)
                                  =======   =======   =======      =======
  Pro forma for SFAS 123........  $(2,688)  $(5,640)  $(8,156)     $(1,063)
                                  =======   =======   =======      =======
Basic and diluted net income
  (loss) per share:
  As reported...................  $ (1.24)  $ (1.97)  $ (2.11)     $ (0.17)
                                  =======   =======   =======      =======
  Pro forma for SFAS 123........  $ (1.24)  $ (1.98)  $ (2.13)     $ (0.19)
                                  =======   =======   =======      =======



     During the year ended December 31, 1998 and during the nine months ended September 30, 1999, in connection with the grant of certain share options to employees, the Company recorded deferred stock compensation of $405,000 and $4,112,000, respectively, representing the difference between the exercise price and the deemed fair value of the Company's common stock on the date such stock options were granted. During the periods ended December 31, 1998 and September 30, 1999, the Company also recorded deferred compensation with respect to stock options granted to consultants totaling $155,000 and $1,078,000, respectively. Options granted to consultants are generally variable awards and are re-valued at the end of each accounting period in accordance with SFAS 123 and EITF 96-18 using a Black-Scholes model and the following weighted-average assumptions for 1998 and 1999: estimated volatility of 0.5, risk-free interest rate of 5.0%, no dividend yield; and an expected life of the option equal to the full term, generally ten years from the date of grant. The resulting values are charged to expense as they are earned. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense on a graded vesting method. During the year ended December 31, 1998 and during the nine months ended September 30, 1999, the Company recorded amortization of deferred stock compensation expense of approximately $117,000 and $2,794,000, respectively. At September 30, 1999, the Company had a total of approximately $2.8 million remaining to be amortized over the corresponding vesting period of each respective option, generally five years.



STOCK PURCHASE PLAN



     In September 1999, the Company's board of directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 300,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during concurrent 24-month offering periods. Each offering period will be divided into four consecutive six-month purchase periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. The initial offering period will commence on the effective date of the offering contemplated by this

                            SYMYX TECHNOLOGIES, INC.

Prospectus. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year, beginning with fiscal 2000, equal to the lessor of 1% of the outstanding shares of common stock on the first day of the fiscal year, 350,000 shares, or a lesser amount as determined by the board of directors.


5. INCOME TAXES


     Due to operating losses and the inability to recognize the benefits therefrom, there is no provision for income taxes for the years ended December 31, 1997, December 31, 1998 and the period ended September 30, 1999.



     As of September 30, 1999, the Company had a federal net operating loss carryforward of approximately $13,000,000. The Company also had federal research and development credit carryforwards of approximately $500,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2010 through 2019, if not utilized.



     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.



     Deferred tax assets and liabilities reflect the net tax effects of net operating loss and credit carryforwards and of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):



                                             DECEMBER 31,
                                           -----------------   SEPTEMBER 30,
                                            1997      1998         1999
                                           -------   -------   -------------
Deferred tax assets:
Net operating loss carryforwards.........  $ 2,800   $ 5,800      $ 4,600
Tax credit carryforwards.................      300       800          800
Capitalized research & development.......      200       300          200
Other....................................      100       500          600
                                           -------   -------      -------
Total deferred tax assets................    3,400     7,400        6,200
Valuation allowance for deferred tax
  assets.................................   (3,400)   (7,400)      (6,200)
                                           -------   -------      -------
Net deferred tax assets..................  $    --   $    --      $    --
                                           =======   =======      =======



     SFAS No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior year, the Company has provided a full valuation allowance against its net deferred tax assets.



     The net valuation allowance increased by $1,000,000 and $1,200,000 during the years ended December 31, 1996 and 1997, respectively.

                            SYMYX TECHNOLOGIES, INC.

6. RELATED PARTY TRANSACTIONS



     The Company has implemented a program under which directors, executive officers and certain other employees are permitted to purchase restricted stock or to exercise stock options pursuant to full recourse promissory notes. The notes bear interest between 4.6% and 6.0% per annum and are due and payable on the earlier of 120 days after termination of employment or on various dates beginning February 2003. In 1998 and the nine months ended September 30, 1999, loans were made in the amount of $397,750 and $333,600, respectively, pursuant to this program. In addition, in 1998, the Company loaned $300,000 to an officer in connection with certain relocation expenses. The loan was repaid in full in July 1999.

Inside Front Cover

Depiction of the various stages of the Symyx Complete Discovery Process. The various stages are: Target New Material; Synthesis; Screening; Informatics; New Materials Discovery.


Gate Fold

Depiction of four markets targeted by Symyx. Depiction of differences between Symyx High Speed Discovery methods and traditional methods for materials discovery. Depiction of Symyx strategies.


Page 33

Depiction of the various stages of the Symyx Complete Discovery Platform. The various stages are: Target New Material; Synthesis; Screening; Informatics; New Materials Discovery.

                                   SYMYX LOGO
                           SYMYX STRATEGIC ALLIANCES

     We have alliances with these leading industrial companies, largely in the chemicals and electronic sectors:

      AGFA LOGO           Agfa-Gevaert N.V. is a world leading imaging company.

      BAYER LOGO          Bayer AG is an international, research based company with
                          major businesses in life sciences, chemicals and polymer
                          technologies.

      BASF LOGO           The BASF Group is one of the leading companies in the
                          chemical industry with products ranging from basic chemicals through innovative specialties and polymers to crop
                          protection and pharmaceuticals.

    CELANESE LOGO         Celanese Chemicals is one of the leading global
                          manufacturers of organic based chemicals for industrial
                          processing.

      CIBA LOGO           Ciba Specialty Chemicals is a global leader in the
                          discovery, development and manufacture of innovative
                          materials that provide color, performance and care for
                          plastics, coatings, and other products.

  DOW CHEMICAL LOGO       The Dow Chemical Company is a global science and technology based company that develops and manufactures a portfolio of chemical, plastic and agricultural products and services for customers in 168 countries around the world.

      OSRAM LOGO          Osram Opto Semiconductors is a joint venture of the Siemens subsidiary Osram GmbH and Infineon Technologies, the former
                          Semiconductor Group of Siemans AG. Osram is one of the
                          largest companies in the world for optoelectronic
                          semiconductors.

    UNILEVER LOGO         Unilever sells over 1,000 consumer product brands in 88
                          countries world-wide.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by Symyx in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                             AMOUNT TO
                                                              BE PAID
                                                             ----------
SEC Registration Fee.......................................  $   20,656
NASD Filing Fee............................................       7,931
Nasdaq National Market Listing Fee.........................      95,000
Printing and Engraving Expenses............................     200,000
Legal Fees and Expenses....................................     300,000
Accounting Fees and Expenses...............................     250,000
Transfer Agent and Registrar Fees and Expenses.............      25,000
Blue Sky fees and expenses.................................      10,000
Miscellaneous Expenses.....................................      91,413
                                                             ----------
          Total............................................  $1,000,000
                                                             ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Symyx, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     (a) Within the last three years, and through September 30, 1999, we have issued and sold the following unregistered securities:


          (1) Since our inception, we have issued and sold an aggregate of 4,508,392 shares of common stock to the founding officers and directors of Symyx and to certain other individuals at purchase prices ranging from $0.001 to $0.96 per share.


          (2) Since our inception, we have granted options to purchase 5,181,931 shares of common stock to employees, directors and consultants under our 1996 and 1997 stock plans at exercise prices ranging from $0.01 to $11.57 per share. Of the 5,181,931 shares granted, 2,002,041 remain outstanding, 2,678,432 shares of common stock have been purchased pursuant to exercises of stock options and 501,458 shares have been canceled and returned to the 1996 and 1997 stock plans.


          (3) In February 1996, we sold 1,000,000 shares of Series A preferred stock at a price of $0.50 per share to one investor.

          (4) In May 1996, we sold an aggregate of 8,600,687 shares of Series B preferred stock at a price of $1.50 per share to approximately 101 investors.

          (5) In July 1997, we sold an aggregate of 6,750,284 shares of Series C preferred stock at a price of $3.00 per share to approximately 108 investors.

          (6) In March, April, October and November 1998, we sold an aggregate of 4,210,185 shares of Series D preferred stock at a price of $4.50 per share to approximately 74 investors.

     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with Symyx, to information about us.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
  -------                       -----------------------
  *1.1        Form of Underwriting Agreement
  *3.1(a)     Amended and Restated Certificate of Incorporation, as
              currently in effect
  *3.1(b)     Certificate of Incorporation to be filed upon completion of the offering
  *3.2(a)     Bylaws of Symyx as currently in effect
  *3.2(b)     Bylaws of Symyx as in effect upon completion of the offering
   4.1        Specimen Common Stock Certificate
   5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation
 *10.1        Restated Investors Rights Agreement dated March 27, 1998
 *10.2        1996 Stock Plan and forms of agreements thereunder
 *10.3        1997 Stock Plan and forms of agreements thereunder
 *10.4        1999 Employee Stock Purchase Plan
 *10.5        Form of Director and Executive Officer Indemnification
              Agreement
 *10.6        Form of Change of Control Agreement between Symyx and the
              following individuals: Steven D. Goldby, Isy Goldwasser,
              Jeryl L. Hilleman, and W. Henry Weinberg

  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
  -------                       -----------------------
 *10.7        Standard Industrial/Commercial Single-Tenant Lease dated
              November 15, 1996 between Symyx and Patrick and Bette Ng,
              Co-Trustees for The Ng Living Trust, for office space
              located at 3100 Central Expressway, Santa Clara, California, and addenda and inserts thereto
 *10.7(a)     First Amendment to Lease between Symyx and Patrick and Bette
              Ng, Co-Trustees for The Ng Living Trust
*+10.8        Collaboration Agreement dated March 1, 1998 between Symyx
              and Bayer AG
*+10.8(a)     Amendment No. 1 dated May 1, 1998 to Collaboration Agreement between Symyx and Bayer AG
*+10.8(b)     Amendment No. 2 dated November 1, 1998 to Collaboration
              Agreement between Symyx and Bayer AG
*+10.8(c)     Amendment No. 3 dated January 1, 1999 to Collaboration
              Agreement between Symyx and Bayer AG
*+10.8(d)     Amendment No. 4 dated September 15, 1999 to Collaboration
              Agreement between Symyx and Bayer AG
*+10.9        Celanese-Symyx Collaboration Agreement dated August 1, 1998 between Symyx and Celanese Ltd.
*+10.10       Collaborative Research and License Agreement dated January
              1, 1999 between Symyx and The Dow Chemical Company
**10.11       License Agreement dated June 22, 1995 between Symyx and
              Lawrence Berkeley Laboratory, on behalf of The Regents of
              the University of California
  23.1        Consent of Ernst & Young LLP, Independent Auditors
  23.2        Consent of Counsel (included in exhibit 5.1)
 *24.1        Power of Attorney
  27.1        Financial Data Schedule


-------------------------

 * Previously filed



** To be filed by amendment.


 + Confidential treatment has been requested for portions of this exhibit

(b) FINANCIAL STATEMENT SCHEDULES

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by Symyx for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Symyx, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Symyx of expenses incurred or paid by a director, officer or controlling person of Symyx in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Symyx is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Symyx pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Symyx Technologies, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 22nd day of October, 1999.


                                          SYMYX TECHNOLOGIES, INC.

                                          By:      /s/ STEVEN D. GOLDBY
                                             -----------------------------------
                                                      Steven D. Goldby
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ STEVEN D. GOLDBY          Chief Executive Officer and   October 22, 1999
------------------------------------     Chairman of the Board
          Steven D. Goldby                (Principal Executive
                                                Officer)

       /s/ JERYL L. HILLEMAN           Senior Vice President and    October 22, 1999
------------------------------------    Chief Financial Officer
         Jeryl L. Hilleman              (Principal Financial and
                                          Accounting Officer)

         * THOMAS R. BARUCH                     Director            October 22, 1999
------------------------------------
          Thomas R. Baruch

         *SAMUEL D. COLELLA                     Director            October 22, 1999
------------------------------------
         Samuel D. Colella

          *MARTIN GERSTEL                       Director            October 22, 1999
------------------------------------
           Martin Gerstel

    *BARON GAULTHAUS KRAIJENHOFF                Director            October 22, 1999
------------------------------------
    Baron Gaulthaus Kraijenhoff

     *FRANCOIS A. L'EPLATTENIER                 Director            October 22, 1999
------------------------------------
     Francois A. L'Eplattenier

       *KENNETH J. NUSSBACHER                   Director            October 22, 1999
------------------------------------
       Kenneth J. Nussbacher

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
          *MARIO M. ROSATI                      Director            October 22, 1999
------------------------------------
          Mario M. Rosati

         *PETER G. SCHULTZ                      Director            October 22, 1999
------------------------------------
          Peter G. Schultz

                                                Director
------------------------------------
            Isaac Stein



*By: /s/ STEVEN D. GOLDBY

     -----------------------------------------

          Steven D. Goldby


         (Attorney-In-Fact)

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
-----------                     -----------------------
   *1.1       Form of Underwriting Agreement
   *3.1(a)    Amended and Restated Certificate of Incorporation, as
              currently in effect
   *3.1(b)    Certificate of Incorporation to be filed upon completion of the offering
   *3.2(a)    Bylaws of Symyx as currently in effect
   *3.2(b)    Bylaws of Symyx as in effect upon completion of the offering
    4.1       Specimen Common Stock Certificate
    5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation
  *10.1       Restated Investors Rights Agreement dated March 27, 1998
  *10.2       1996 Stock Plan and forms of agreements thereunder
  *10.3       1997 Stock Plan and forms of agreements thereunder
  *10.4       1999 Employee Stock Purchase Plan
  *10.5       Form of Director and Executive Officer Indemnification
              Agreement
  *10.6       Form of Change of Control Agreement between Symyx and the
              following individuals: Steven D. Goldby, Isy Goldwasser,
              Jeryl L. Hilleman, and W. Henry Weinberg
  *10.7       Standard Industrial/Commercial Single-Tenant Lease dated
              November 15, 1996 between Symyx and Patrick and Bette Ng,
              Co-Trustees for The Ng Living Trust, for office space
              located at 3100 Central Expressway, Santa Clara, California, and addenda and inserts thereto
  *10.7(a)    First Amendment to Lease between Symyx and Patrick and Bette
              Ng, Co-Trustees for The Ng Living Trust
 *+10.8       Collaboration Agreement dated March 1, 1998 between Symyx
              and Bayer AG
 *+10.8(a)    Amendment No. 1 dated May 1, 1998 to Collaboration Agreement between Symyx and Bayer AG
 *+10.8(b)    Amendment No. 2 dated November 1, 1998 to Collaboration
              Agreement between Symyx and Bayer AG
 *+10.8(c)    Amendment No. 3 dated January 1, 1999 to Collaboration
              Agreement between Symyx and Bayer AG
 *+10.8(d)    Amendment No. 4 dated September 15, 1999 to Collaboration
              Agreement between Symyx and Bayer AG
 *+10.9       Celanese-Symyx Collaboration Agreement dated August 1, 1998 between Symyx and Celanese Ltd.
 *+10.10      Collaborative Research and License Agreement dated January
              1, 1999 between Symyx and The Dow Chemical Company
 **10.11      License Agreement dated June 22, 1995 between Symyx and
              Lawrence Berkeley Laboratory, on behalf of The Regents of
              the University of California
   23.1       Consent of Ernst & Young LLP, Independent Auditors
   23.2       Consent of Counsel (included in exhibit 5.1)
  *24.1       Power of Attorney
   27.1       Financial Data Schedule


-------------------------

 * Previously filed



** To be filed by amendment


 + Confidential treatment has been requested for portions of this exhibit